PROSPECTUS                                 FILED  PURSUANT  TO  RULE  424(B)(3)
                                                  REGISTRATION  NO.  333-118317

                                    XA, INC.

                        1,505,000 SHARES OF COMMON STOCK

     This prospectus (the "Prospectus") relates to the resale by the Selling Security Holders of up to 1,505,000 shares of the common stock, $.001 par value per share (the "Common Stock") of XA, Inc. (the "Company"). In June 2004, the Company entered into a Subscription Agreement (the "Agreement") with Alpha Capital Aktiengesellschaft ("Alpha Capital"), Stonestreet Limited Partnership ("Stonestreet"), Whalehaven Funds Limited ("Whalehaven"), Greenwich Growth Fund Limited ("Greenwich") and Genesis Microcap Inc. ("Genesis") (collectively the "Note Holders") to purchase convertible promissory notes having an aggregate principal amount of $2,500,000, a 6% annual interest rate, and a conversion price of $0.25 per share (the "Convertible Notes" or "Notes"). The Company affected a 1:20 reverse stock split that took effect on December 9, 2004. Following the reverse stock split, the conversion price of the Notes would have been $5.00 per share, however, the Company agreed to change the conversion price of the Notes to $2.00 per share. The effects of the reverse stock split and a 13 to 1 forward stock split that took effect on February 2, 2004, have been retroactively reflected in this Prospectus unless otherwise stated. In June 2004, the Company also entered into a Consulting Agreement with Loev Corporate Filings, Inc. ("Filings") for Edgar filing services for one year in exchange for 5,000 shares of Common Stock. Alpha Capital, Stonestreet, Whalehaven, Greenwich, Genesis and Filings are collectively referred to herein as the "Selling Security Holders." Of the $2,500,000 in Convertible Notes issued to the Note Holders, $467,500 in principal and $4,555.67 in interest have been converted into a total of 94,412 post split shares, leaving $2,032,500 (not including any accrued interest) which can be converted into approximately
1,016,250 shares of Common Stock. The Agreement also provided for the issuance of warrants to purchase up to an aggregate of 250,000 shares of Common Stock, with an exercise price of $9.60 per share (the "Class A Warrants"), and warrants to purchase up to an aggregate of 500,000 shares of Common Stock, with an exercise price of $5.00 per share (the "Class B Warrants"). The Class A Warrants and the Class B Warrants are collectively referred to herein as the "Warrants". The Company did not agree to change the exercise price of the Class A Warrants or the exercise price of the Class B Warrants. This Prospectus relates to the resale of up 750,000 shares of Common Stock issuable upon conversion of the Convertible Notes, 250,000 shares of Common Stock issuable upon the exercise of the Class A Warrants, 500,000 shares of Common Stock issuable upon the exercise of the Class B Warrants, and 5,000 shares of Common Stock beneficially owned by Filings (or an aggregate of 1,505,000 shares of Common Stock).

     As of the date of this filing, the Note Holders have converted an aggregate of $467,500 in the principal amount of the Notes and $4,555.67 in interest, into 94,412 post split shares of the Company's Common Stock. This leaves $2,032,500 remaining under the Notes, which can be converted into approximately 1,016,250 post-split shares (at a conversion price of $2.00 per share) of the Company's Common Stock (not including any accrued interest). Under this Registration Statement, the Company has only 655,588 shares remaining of the 750,000 shares which were registered underlying the Notes. This leaves approximately 360,662 shares for issuance upon conversion of the Notes, which are not covered by this Registration Statement.

          The Note Holders have agreed to waive the registration rights described in Sections 11.1(i) and 11.1(iv) of the Subscription Agreement in connection with those 360,662 shares. The Note Holders have additionally agreed that they will rely on the exemption provided by Rule 144 of the Securities Act of 1933 with respect to the resale of the 360,622 shares. The Company agreed that for purposes of Rule 144, the holding period of all shares of Common Stock issuable upon conversion of the Notes commenced on the date the Notes were issued. Additionally, the Company acknowledged that the registration rights described in Section 11.1(ii) of the Subscription Agreement will remain in full force and effect in connection with all registerable securities.

     The holder of a Note may not convert that portion of the Note that would exceed (i) the number of shares of Common Stock beneficially owned by the holder and its affiliates on the date of conversion; or (ii) any Common Stock issuable in connection with the unconverted portion of the Note, or would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Company on the date of conversion. The holder of a Warrant may not exercise that portion of the Warrant that would exceed the number of shares of Common Stock beneficially owned by the holder and its affiliates on the date of exercise, or would result in beneficial ownership by the holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Company on the date of conversion. The Company has the right to call the Warrants after the Common Stock has had a closing price, as reported on the market(s) on which the Common Stock is traded at the time of determination, of not less than $35.00 per share of Common Stock, subject to the same limitations set forth in the immediately preceding sentence concerning the holder's right to exercise the Warrants.

     The  Selling  Security  Holders  are  "underwriters"  within the meaning of
Section  2(a)(11)  of  the  Securities  Act of 1933 (the "Securities Act" or the
"1933 Act"). As of the date of this Prospectus, Alpha Capital, Stonestreet, Whalehaven, Greenwich, and Genesis have purchased, and the Company has issued, all of the Convertible Notes having an aggregate principal amount of $2,500,000, of which $2,032,500.00 remains to be converted (not including any accrued interest), which is convertible into 1,016,250 shares of Common Stock. The Company has issued all of the Warrants. The Company has also issued 5,000 shares of Common Stock to Filings. The Company issued Notes with an aggregate principal amount of $1,250,000, the Common Stock to Filings and the Warrants on June 30, 2004, and Notes with an aggregate principal amount of $1,250,000 on September 13, 2004.

     The Common Stock is quoted on the OTC Bulletin Board (the "OTCBB") under the trading symbol "XAIN".

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is February 10, 2005

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----

Prospectus  Summary                                                            4
Summary  Financial  Data                                                       6
Risk  Factors                                                                  7
Use  of  Proceeds                                                             11
Dividend  Policy                                                              12
Selling  Security  Holders                                                    12
Plan  of  Distribution                                                        13
Legal  Proceedings                                                            14
Directors, Executive Officers, Promoters and Control Persons                  14
Security Ownership of Certain Beneficial Owners and Management                17
Description  of  Securities                                                   18
Interest  of  Named  Experts  and  Counsel                                    20
Disclosure  of  Commission  Position  of
Indemnification  for  Securities  Act                                         20
Liabilities                                                                   20
Description  of  Business                                                     28
Management's  Discussion  and  Analysis                                       28
Description  of  Property                                                     34
Certain Relationships and Related Transactions                                34
Market for Common equity and Related Stockholders Matters                     35
Executive  Compensation                                                       36
Financial  Statements                                                         F1
Changes  In  and  Disagreements  with  Accountants
  on  Accounting and Financial Disclosure                                     37

                              ABOUT THIS PROSPECTUS
                              ---------------------

     You should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The Selling Security Holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of Common Stock.

     This summary highlights selected information contained elsewhere in this Prospectus. To understand this offering fully, you should read this entire Prospectus carefully, including the section entitled "RISK FACTORS" and the section entitled "FINANCIAL STATEMENTS".

     All references to "we," "our," "us," or "XA" refer to XA, Inc., a Nevada corporation, and its wholly-owned Illinois subsidiary, The Experiential Agency, Inc., unless specifically stated otherwise.

                               PROSPECTUS SUMMARY
                               ------------------

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Memorandum. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors." THE COMPANY

     XA, Inc. (the "Company"), was originally incorporated in Nevada as Synreal Services Corp. ("Synreal") on August 28, 2000. The Company's business plan was to engage in the business of providing due diligence and administrative services for real estate syndications. Prior to entering into an Exchange Agreement, discussed below, and the consummation of the transactions thereunder, the Company was considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7. Our principal executive offices are located at 875 North Michigan Avenue, Suite 2626, Chicago, Illinois 60611. Our telephone number is (312) 397-9100 and our fax number is (312) 573-1515.

     On December 4, 2003, Synreal, The Experiential Agency, Inc., formerly G/M Productions, Inc., an Illinois corporation ("Experiential") and the former Experiential shareholders entered into an Exchange Agreement (the "Exchange" or "Acquisition") whereby Experiential became a wholly-owned subsidiary of the Company and control of the Company shifted to the former Experiential shareholders. In addition, Frank Goldstin, the Company's Chief Executive Officer and a director of the Company, entered into a stock purchase agreement with the Company's former officers and directors, Brian Chelin and Jennifer Wallace. Synreal was considered a "shell" at the time of the Acquisition; therefore, the transaction was treated as a reverse merger.

     Effective February 2, 2004, the Company declared a 13 to 1 forward stock split. Effective December 9, 2004, the Company declared a 1 for 20 reverse stock split. The effects of the stock splits have been retroactively reflected in this Prospectus unless otherwise stated.

     The Company, through its wholly-owned Illinois subsidiary, Experiential, is a comprehensive event marketing, design and production services agency. With full-service offices in Chicago, Los Angeles and New York City, XA is a leading provider of event services on an outsourced basis for corporations, associations and other organizations in the United States and abroad. XA provides its clients with a single source to their business communications and event planning needs. For the last fifteen (15) years, XA has been engaged in the business of organizing, promoting and managing events such as business and trade shows, conventions, conferences and meetings for corporations, associations and other organizations in the U.S. and abroad. As a result of a change in business focus due to the acquisition of Experiential and a national re-branding, the Company first changed its name to The Experiential Agency, Inc., effective February 2, 2004, and later changed its name to XA, Inc., effective December 9, 2004. Hereinafter, a reference to the Company includes a reference to XA and vice-versa unless otherwise provided.

THE  OFFERING

Common Stock offered by Selling Security Holders.......Up  to  1,505,000  shares of Common Stock including: i) up to
                                             750,000  shares  underlying
                                             Convertible Notes with an aggregate
                                             principal  amount of $2,500,000 and
                                             a  conversion  price  of  $2.00 per
                                             share;  ii)  up  to  250,000 shares
                                             issuable upon the exercise of Class
                                             A  Warrants at an exercise price of
                                             $9.60 per share; iii) up to 500,000
                                             shares  issuable  upon the exercise
                                             of  Class B Warrants at an exercise
                                             price  of  $5.00 per share; and iv)
                                             up  to  5,000  shares  beneficially
                                             owned  by  Filings.

Common Stock Currently Outstanding......     3,366,250  shares

Common  Stock  Outstanding  After  the  Offering
  (assuming  conversion  of  the  remaining
  Convertible Notes into 655,588 registered
  shares,  and  360,662  restricted  shares
  of  Common Stock, and no exercise of  the
  Warrants)  ...............                 4,382,500  shares

     Use  of  Proceeds..........             This  Prospectus  relates to shares
                                             of Common Stock that may be offered
                                             and  sold  from time to time by the
                                             Selling  Security  Holders. We will
                                             not  receive  any proceeds from the
                                             resale  of  our  Common  Stock.  We
                                             will,  however,  receive  proceeds
                                             from  the exercise of the Warrants.

     Market for our Common Stock..........   Our Common Stock is  quoted  on the
                                             Over-the-Counter  Bulletin  Board
                                             ("the  OTCBB")  under  the  trading
                                             symbol  "XAIN".  The market for our
                                             Common  Stock is highly volatile as
                                             discussed  in  more  detail, below,
                                             under  the  heading "RISK FACTORS".
                                             We  can  provide  no assurance that
                                             there  will  be  a  market  in  the
                                             future  for  our  Common  Stock.


                              SUMMARY FINANCIAL DATA
                              ----------------------

     We derived the summary financial information from our financial statements appearing in the section in this Prospectus entitled "FINANCIAL STATEMENTS". You should read this summary financial information in conjunction with the section entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS", our financial statements and related notes to the financial statements.

                                 Year Ended December 31,      Nine Months Ended September 30,

                                 2003               2002         2004              2003

                                        (Audited)                    (Unaudited)
Gross Profit                     $2,080,079      $1,365,429    $3,285,213       $1,568,784
Administrative expense            2,024,362       1,365,429     2,754,604        1,415,428
                                -----------     -----------    ----------      -----------
Income (loss) from operations    $   55,717         (75,283)      530,609          153,356

Other income (expense), net         (41,433)            145        36,416         (21,808)
Tax provisions                            -               -       207,067                -
                                -----------     -----------    ----------      -----------
Net Income (Loss)                $   14,284      $  (75,138)   $  359,958       $  131,548

Earnings (loss) per share        $        -      $        -    $     0.01       $        -


Total Assets                     $  812,632      $  599,594    $4,272,645       $  839,690
Total Liabilities                $  651,950      $  703,196    $2,653,485       $  811,744
Shareholders' equity             $  160,682      $ (103,602)   $1,619,160       $   27,946


                                  RISK FACTORS
                                  ------------

     This Memorandum contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below. The Shares being offered hereby involve a high degree of risk. Prospective investors should consider the following risk factors inherent in and affecting the business of the Company and an investment in the Shares.

RISKS  RELATING  TO  THE  SECURITIES  TO  WHICH  THIS  PROSPECTUS  RELATES

THE  ISSUANCE  AND SALE OF COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE
--------------------------------------------------------------------------------
WARRANTS  MAY  DEPRESS  THE  MARKET  PRICE  OF  OUR  COMMON  STOCK.
-------------------------------------------------------------------

     As of February 4, 2005, we had 3,366,250 shares of Common Stock issued and outstanding. In this Prospectus, we are registering 1,505,000 shares of Common Stock consisting of up to 750,000 shares of Common Stock issuable upon conversion of Convertible Notes, 250,000 shares of Common Stock underlying Class A Warrants, 500,000 shares of Common Stock underlying Class B Warrants, and 5,000 shares of Common Stock beneficially owned by Filings. As sequential conversions, exercises and sales take place, the price of our Common Stock may decline. All of the shares issuable upon conversion of the Notes and upon exercise of our Warrants may be sold without restriction. The sale of these shares may adversely affect the market price of our Common Stock.

THE  ISSUANCE  AND SALE OF COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE
--------------------------------------------------------------------------------
WARRANTS  REPRESENT  OVERHANG.
------------------------------

     In addition, the Common Stock underlying the Convertible Notes and the Warrants may represent overhang that may also adversely affect the market price of our Common Stock. The Convertible Notes may be converted at a conversion price of $2.00 per share. The Class A Warrants may be exercised at a price of $9.60 per share. The Class B Warrants may be exercised at a price of $5.00 per share. As of February 3, 2005, the market price for one share of our Common Stock was $1.80. If the Company's stock price rises, the Convertible Notes and Warrants may be converted into Common Stock at a discount to the market price providing holders with the ability to sell their Common Stock at or below market and still make a profit. In the event of such overhang, holders will have an incentive to sell their Common Stock as quickly as possible to ensure as much profit as possible in case the stock price falls. If the share volume cannot absorb the discounted shares, the market price per share of our Common Stock will likely decrease.

THE  ISSUANCE  OF COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE WARRANTS
--------------------------------------------------------------------------------
MAY  CAUSE  IMMEDIATE  AND  SUBSTANTIAL  DILUTION.
--------------------------------------------------

     The issuance of Common Stock upon conversion of the Convertible Notes and exercise of the Warrants may result in immediate and substantial dilution to the interests of other stockholders since the Selling Security Holders may ultimately receive and sell the full amount issuable on conversion or exercise. Although the Selling Security Holders may not convert their Convertible Notes and/or exercise their Warrants if such conversion or exercise would cause them to own more than 9.99% of our outstanding Common Stock, this restriction does not prevent the Selling Security Holders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the Selling Security Holders could sell more than this limit while never holding more than this limit.

THE NOTE AND WARRANT HOLDERS AGREED NOT TO SHORT SELL OUR COMMON STOCK, HOWEVER,
--------------------------------------------------------------------------------
WE  CANNOT  ASSURE  THEIR  COMPLIANCE  WITH  THIS  AGREEMENT  NOT TO SHORT SELL.
--------------------------------------------------------------------------------

     The Note and Warrant holders have agreed not to engage in short selling of our Common Stock, however, we cannot assure you that they will comply with this agreement not to short sell. The Note and Warrant holders have the ability to sell shares of our Common Stock before converting the Note or exercising the Warrant which is commonly known as "short selling". They have agreed not to engage in short selling of our Common Stock. If the holders were to engage in short selling of our Common Stock, we may not have any legal recourse or even know that such activity is occurring or has occurred. Short selling may adversely affect the market price of our Common Stock.

RISKS  RELATING  TO  OUR  BUSINESS

WE  HAVE A PRESENT NEED FOR CAPITAL IN ADDITION TO  $2.5 MILLION ALREADY RAISED.
--------------------------------------------------------------------------------

          It is imperative that we raise $1 to $3 million of financing to implement our business plan, which is in addition to $2.5 million already raised. During 2004, we received an aggregate of $2.5 million of Convertible Note financing from five (5) unrelated parties. In connection with the Convertible Note financing, we issued Class A Warrants to purchase 250,000 shares of our Common Stock at an exercise price of $9.60 per share and Class B Warrants to purchase 500,000 shares of our Common Stock at an exercise price of $5.00 per share. At this time, no additional financing has been secured or identified. Our growth and continued operations could be impaired by limitations on our access to the capital markets. There can be no assurance that capital from outside sources will be available, or if such financing is available, that it will be on terms that management deems sufficiently favorable. If we are unable to obtain additional financing upon terms that management deems sufficiently favorable, or at all, it would have a material adverse impact upon our ability to continue our business operations and pursue our expansion strategy. In the event we do not raise additional capital from conventional sources, there is every likelihood that we may need to scale back or curtail implementing our business plan.

WE  HEAVILY  DEPEND  ON  FRANK  GOLDSTIN,  JOSEPH  WAGNER  AND  JEAN  WILSON.
-----------------------------------------------------------------------------

     The success of the Company heavily depends upon the personal efforts and abilities of Frank Goldstin, Joseph Wagner and Jean Wilson. Mr. Goldstin serves as the Company's Chief Executive Officer and as a director of the Company pursuant to an employment agreement with the Company. Joseph Wagner has entered into a consulting agreement with the Company whereby Mr. Wagner serves as the Company's Chief Operating Officer, President and Secretary. Mr. Wagner is also a director of the Company. Mr. Wagner may engage in business activities or interests outside of the Company which are not adverse or competitive to the Company. Jean Wilson, serves as the Company's Vice President of Operations and Treasurer and as a director of the Company pursuant to an employment agreement with the Company. Mr. Goldstin, Mr. Wagner and Ms. Wilson may voluntarily terminate their employment at any time. The loss of Mr. Goldstin, Mr. Wagner, Ms. Wilson or other key employees could have a material adverse effect on our business, results of operations or financial condition. In addition, the absence of Mr. Goldstin, Mr. Wagner or Ms. Wilson will force us to seek a replacement who may have less experience or who may not understand our business as well, or we may not be able to find a suitable replacement.

OUR  ABILITY  TO OPERATE SUCCESSFULLY AND MANAGE OUR POTENTIAL GROWTH DEPENDS ON
--------------------------------------------------------------------------------
OUR ABILITY TO ATTRACT AND RETAIN HIGHLY QUALIFIED TECHNICAL, MANAGERIAL, SALES,
--------------------------------------------------------------------------------
MARKETING  AND  FINANCIAL  PERSONNEL.
-------------------------------------

     The Company's success heavily depends upon its ability to attract and retain highly qualified technical, managerial, sales, marketing and financial personnel. The Company faces competition for qualified personnel in these areas. The Company cannot be certain that it will be able to attract and retain qualified personnel. The Company's inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, results of operations or financial condition.

OUR  INDUSTRY  IS  HIGHLY  COMPETITIVE.
---------------------------------------

     The event production industry is highly competitive and fragmented. The Company expects competition to intensify in the future. The Company competes in each of its markets with numerous national, regional and local event production companies, many of which have substantially greater financial, managerial and other resources than those presently available to the Company. Numerous well-established companies are focusing significant resources on providing event marketing, design and production services that will compete with the Company's services. No assurance can be given that the Company will be able to effectively compete with these other companies or that competitive pressures, including possible downward pressure on the prices it charges for its products and services, will not arise. In the event that the Company cannot effectively compete on a continuing basis or competitive pressures arise, such inability to compete or competitive pressures will have a material adverse effect on the companies business, results of operations and financial condition.

OUR  GROWTH  WILL  PLACE  SIGNIFICANT  STRAINS  ON  OUR  RESOURCES.

          The Company's growth is expected to place a significant strain on the Company's managerial, operational and financial resources as Frank Goldstin, Joseph Wagner and Jean Wilson are our only officers and the Company has limited employees. Further, as the Company receives contracts, the Company will be required to manage multiple relationships with various customers and other third parties. These requirements will be exacerbated in the event of further growth of the Company or in the number of its contracts. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. The Company's future operating results will also depend on its ability to add additional personnel commensurate with the growth of its business. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be adversely affected.

FRANK  GOLDSTIN, JOSEPH WAGNER AND JEAN WILSON CAN VOTE AN AGGREGATE OF 81.8% OF
--------------------------------------------------------------------------------
OUR  COMMON  STOCK  AND  CAN  EXERCISE  CONTROL  OVER  CORPORATE  DECISIONS.
----------------------------------------------------------------------------

     Frank Goldstin, Joseph Wagner and Jean Wilson can vote an aggregate of 5,617,930 shares (or 81.8%) of our outstanding Common Stock which includes 3,503,700 votes due to their aggregate ownership of Series A Preferred Stock. Frank Goldstin entered into voting agreements with Joseph Wagner and Jean Wilson with respect to a total of 1,633,032 shares of Common Stock owned by Mr. Goldstin. The general affect of the voting agreements is that Mr. Wagner and Ms. Wilson can vote 544,240 and 544,240 shares, respectively, out of 1,633,032 shares of Common Stock owned by Mr. Goldstin in addition to Common Stock that Mr. Wagner and Ms. Wilson otherwise respectively own. Mr. Goldstin retained the right to vote 544,553 shares of Common Stock. Additionally, on December 28, 2004, the Company's Board of Directors approved the issuance of Three (3) shares of Series A Preferred Stock, One (1) each to Frank Goldstin, Jean Wilson, and Joseph Wagner for services rendered. The three shares of Series A Preferred Stock have the right, voting in aggregate, to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote. Accordingly, Mr. Goldstin, Joseph Wagner and Jean Wilson will exercise control in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control, regardless of whether their aggregate Common Stock ownership falls below 50%. The interests of Mr. Goldstin, Mr. Wagner and Ms. Wilson may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders.

RISKS  RELATING  TO  OUR  COMMON  STOCK
---------------------------------------

THE  MARKET  PRICE  OF  OUR  COMMON  STOCK  HISTORICALLY  HAS  BEEN  VOLATILE.
------------------------------------------------------------------------------

     The market price of our Common Stock historically has fluctuated significantly based on, but not limited to, such factors as: general stock market trends, announcements of developments related to our business, actual or anticipated variations in our operating results, our ability or inability to generate new revenues, conditions and trends in the event production industry and in the industries in which our customers are engaged.

     Our Common Stock is traded on the OTCBB. In recent years the stock market in general has experienced extreme price fluctuations that have oftentimes have been unrelated to the operating performance of the affected companies. Similarly, the market price of our Common Stock may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. For example, after giving effect to 1 for 20 reverse stock split that became effective on December 9, 2004, the fifty-two (52) week high for our Common Stock was $36.00 on April 13, 2004, as compared to the fifty-two (52) low of $1.00 on December 9, 2004. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our Common Stock.

OUR  COMMON  STOCK  IS SUBJECT TO THE"PENNY STOCK" RULES OF THE COMMISSION WHICH
--------------------------------------------------------------------------------
LIMITS  THE TRADING MARKET IN OUR COMMON STOCK, MAKES TRANSACTIONS IN OUR COMMON
--------------------------------------------------------------------------------
STOCK  CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.
--------------------------------------------------------------------------------

     Our Common Stock is considered a "penny stock" as defined in Rule 3a51-1 promulgated by Commission under the Securities Exchange Act of 1934. In general, a security which is not quoted on NASDAQ or has a market price of less than $5 per share where the issuer does not have in excess of $2,000,000 in net tangible assets is considered a penny stock. The Commission's Rule 15g-9 regarding penny stocks impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally persons with net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Thus, the rules affect the ability of broker-dealers to sell our Common Stock should they wish to do so because of the adverse effect that the rules have upon liquidity of penny stocks. Unless the transaction is exempt under the rules, under the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, broker-dealers effecting customer transactions in penny stocks are required to provide their customers with (i) a risk disclosure document; (ii) disclosure of current bid and ask quotations if any; (iii) disclosure of the compensation of the broker-dealer and its sales personnel in the transaction; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account. As a result of the penny stock rules the market liquidity for our Common Stock may be adversely affected by limiting the ability of broker-dealers to sell our Common Stock and the ability of purchasers to resell our Common Stock.

     In addition, various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired.

THE  COMPANY  HAS  NOT  PAID  ANY  CASH  DIVIDENDS.
---------------------------------------------------

     The Company has paid no cash dividends on its Common Stock to date and it is not anticipated that any cash dividends will be paid to holders of the Company's Common Stock in the foreseeable future. While the Company's dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance the future expansion of the Company.

OUR ARTICLES OF INCORPORATION, AS AMENDED, AND/OR BYLAWS LIMIT THE LIABILITY OF,
--------------------------------------------------------------------------------
AND  PROVIDE  INDEMNIFICATION  FOR,  OUR  OFFICERS  AND  DIRECTORS.
-------------------------------------------------------------------

     Our Articles of Incorporation, as amended, generally limit our officers' and directors' personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation, as amended, and Bylaws provide indemnification for our officers and directors to the fullest extent authorized by the Nevada General Corporation Law against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a "Proceeding") to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he or she is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise whether the basis of the Proceeding is alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company's assets. Stockholders who have questions respecting the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the 1933 Act and the rules and regulations thereunder is against public policy and therefore unenforceable. See the section entitled "Disclosure of Commission Position of Indemnification for Securities Act Liabilities".

     You should carefully consider the above risk factors and warnings before making an investment decision. The risks described above are not the only ones facing us. Additional risks that we do not yet know of or that we currently think are not material may also have an adverse effect on our business operations. If any of those risks or any of the risks described above actually occur, our business could be adversely affected. In that case, the price of our Common Stock could decline, and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this Prospectus.

                           FORWARD-LOOKING STATEMENTS
                           --------------------------

     This  Prospectus  contains forward-looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may affect our actual results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors are discussed in the section entitled "RISK FACTORS" beginning on page 8 of this Prospectus. In some cases you can identify forward-looking statements by terminology such as "may", "will", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this Prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur.

                                USE OF PROCEEDS
                                ----------------

     This Prospectus relates to shares of Common Stock that the Company may issue upon conversion of Convertible Notes. The Common Stock underlying the Convertible Notes may be offered and sold from time to time by the Selling Security Holders. We will not receive any proceeds from the resale of our Common Stock underlying the Convertible Notes by the Selling Security Holders. As of the date of this Prospectus, however, the Company sold $2.5 million of the Convertible Notes.

     This Prospectus also relates to shares of Common Stock that the Company may issue upon exercise of Warrants. The Company issued Class A Warrants to purchase 250,000 shares of our Common Stock at an exercise price of $9.60 per share and Class B Warrants to purchase 500,000 shares of our Common Stock at an exercise price of $5.00 per share. The Common Stock underlying the Warrants may be offered and sold from time to time by the Warrant holders. We will not receive any proceeds from the resale of our Common Stock underlying the Warrants. The Company will, however, receive proceeds upon the exercise of the Warrants.

     The Company will use the proceeds from the exercise of Warrants for working capital in support of growing its business operations.

                                 DIVIDEND POLICY
                                 ---------------

     We have not in the past paid any dividends on our Common Stock. We do not anticipate that any cash dividends will be paid to holders of the Company's Common Stock in the foreseeable future. We anticipate that we will retain any future earnings for use in the expansion and operation of our business. Any determination to pay dividends will depend upon our financial condition, results of operations and capital requirements.


                            SELLING SECURITY HOLDERS
                            ------------------------

     On the date of this filing, the Company has 3,366,250 shares of Common Stock outstanding. This Prospectus relates to the resale of 1,505,000 shares of Common Stock by the Selling Security Holders. All 1,505,000 shares of Common Stock are freely tradable without restriction or further registration under the Securities Act, however the Selling Security Holders may convert the Notes into up to 360,622 additional shares of Common Stock which are not covered by this Registration Statement. The Note Holders have agreed that they will rely on the exemption provided by Rule 144 of the Securities Act of 1933 with respect to the resale of those 360,622 shares, which are not included in the table below. Sales of a substantial number of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

     The table below sets forth information with respect to the resale of shares of Common Stock by the Selling Security Holders. We will not receive any proceeds from the resale of Common Stock by the Selling Security Holders. We will receive proceeds from the exercise of the Warrants.


                                       Common        Beneficial      Percentage        Beneficial
                                        Stock         Ownership         Owned          Ownership         Percentage
                                     Included in     Before the      Before the        After the         Owned After
            Name (1)                 Prospectus (2)   Offering        Offering         Offering (3)      the Offering (3)
Alpha Capital Aktiengesellschaft(4)  682,500 (5)       682,500          16.9%               0                 --
Stonestreet Limited Partnership      420,000 (6)       420,000          11.1%               0                 --
Greenwich Growth Fund Limited        120,000 (7)       120,000           3.4%               0                 --
Whalehaven Funds Limited             120,000 (7)       120,000           3.4%               0                 --
Genesis Microcap Inc.                157,500 (8)       157,500           4.5%               0                 --
Loev Corporate Filings, Inc.           5,000             5,000             *                0                 --

* Less than 1%.


     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days. Shares of Common Stock subject to a Convertible Note or Warrant currently convertible or exercisable, or convertible or exercisable within 60 days are deemed outstanding for computing the percentage of the selling security holder holding such Convertible Note or Warrant, but are not deemed outstanding for computing the percentage of any other person.

(1) The Selling Security Holders do not hold any position or office, and have not had any material relationship with the Company or any of its affiliates within the past three (3) years.

(2) Includes 1,505,000 of the shares issuable upon conversion of the principal amount of the Convertible Notes, and shares issuable upon the exercise of Class A Warrants and Class B Warrants

                                       12

(3)     Assumes  that  all  Common  Stock  registered  will  be  sold.

(4) In accordance with Rule 13d-3, Konard Ackerman may be deemed the control person of the shares owned by Alpha Capital. Alpha Capital is a private investment fund that is owned by all of its investors and managed by Mr. Ackerman. Mr. Ackerman disclaims beneficial ownership of the shares of common stock owned by Alpha Capital that are being registered in this Prospectus.

(5) Includes up to 337,500 shares issuable upon conversion of Convertible Notes, 115,000 shares issuable upon exercise of Class A Warrants, and 230,000 shares issuable upon exercise of Class B Warrants.

(6) Includes up to 210,000 shares issuable upon conversion of Convertible Notes, 70,000 shares issuable upon exercise of Class A Warrants, and 140,000 shares issuable upon exercise of Class B Warrants.

(7)     Includes  up  to  60,000  shares issuable upon conversion of Convertible
Notes, 20,000 shares issuable upon exercise of Class A Warrants, and 40,000 shares issuable upon exercise of Class B Warrants.

(8)     Includes  up  to  82,500  shares issuable upon conversion of Convertible
Notes, 25,000 shares issuable upon exercise of Class A Warrants, and 50,000 shares issuable upon exercise of Class B Warrants.


                              PLAN OF DISTRIBUTION
                              --------------------

     The Selling Security Holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

     -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     -- an exchange distribution in accordance with the rules of the applicable exchange;
     --     privately-negotiated  transactions;
     -- broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;
     --     a  combination  of  any  such  methods  of  sale;  and
     --     any  other  method  permitted  pursuant  to  applicable  law.

     The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus. As a result of the reduction of the conversion price of the Notes, the 750,000 shares covered by this Prospectus will not be sufficient to allow for complete conversion into registered shares of all of the Note principal and accrued interest. Holders of the Convertible Notes will rely on an exemption from registration provided by Rule 144 with respect to the resale of 360,662 shares of Common Stock (not including any accrued interest) issuable upon conversion of the Note principal.

     The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The Selling Security Holders have agreed not to engage in short sales of our Common Stock. As discussed above in the section entitled "RISK FACTORS", if the Selling Security Holders engage in such transactions it may adversely affect the market price of our Common Stock and may occur unbeknownst to us.

     Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     In addition, the Selling Security Holders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of Common Stock by the Selling Security Holders and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under
Regulation M, the Selling Security Holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while they are distributing shares covered by this Prospectus. Accordingly, the Selling Security Holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the Selling Security Holders that if a particular offer of Common Stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

     The Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Security Holders, but excluding brokerage commissions or underwriter discounts. We and the Selling Security Holders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                LEGAL PROCEEDINGS
                                -----------------

     The Company is not a party to, and its properties are not the subject of, any material pending legal proceeding nor to the knowledge of the Company, are any such legal proceedings threatened against the Company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
          ------------------------------------------------------------

     The  Directors  and  Officers  of  the  Company  are  as  follows:

Name              Age           Position                                                     Since
----              ---           --------                                                     -----
Frank Goldstin    37            Chief Executive Officer and Director                      December 2003

Joseph Wagner     39            President, Chief Operating Officer, Secretary and         August 2004
                                Director

Jean Wilson       44            Vice President of  Operations, Treasurer and Director     August 2004


     Frank Goldstin, age 36, founded the Company's wholly-owned subsidiary, G/M Productions, inc., an Illinois corporation doing business as Experiential Agency ("XA"), in 1991. Mr. Goldstin has served as the Company's CEO and as a Director since December 2003 after the Company acquired XA. For the last 15 years Mr. Goldstin has been working with the nation's corporate elite. Under his direction, the Company provides a venue of discerning events uniquely designed to sell a product, market a corporate message or motivate clientele through the highly effective medium of special events. An expert in his craft, Mr. Goldstin has been a guest speaker at industry functions and interviewed by numerous publications including Chicago Magazine, Chicago Tribune, Chicago Sun Times, North Shore Magazine, Crain's Chicago Business, Continental Airlines Magazine, Tycoon, Special Events Magazine and Corporate and Incentive Travel. Mr. Goldstin also serves as a leading national event advisor, and he continues to make numerous guest segment appearances on television networks such as Bloomberg Television, MSNBC, CBS, ABC and NBC speaking about various event and corporate live marketing topics. Mr. Goldstin began his career as director of sales for the Weiman entertainment group.

     Joseph Wagner has served as a consultant to the Company performing the functions of President, Chief Operating Officer, and Secretary, and as a Director of the Company since August 2004. Mr. Wagner has worked for XA since February 2003. Mr. Wagner may engage in business activities or interests outside of the Company which are not adverse or competitive to the Company. Mr. Wagner concurrently serves as President of LSC Capital Advisers ("LSC Capital"), and President of Chicago Cyberdyne, Inc. ("CCI"). Mr. Wagner has worked for LSC Capital since February 2004, and CCI since May 1996. From March of 2000 To
October 2004, Mr. Wagner served as Managing Director of LSC Associates, LLC. From June 1999 to February 2000, Mr. Wagner served as Vice President of Famco Holding Co. Mr. Wagner has advised numerous public and private companies in the areas of strategic planning, international project development, international finance, project management, logistics, and business development. Mr. Wagner has served as an officer and/or Director of emerging growth companies and has been responsible for operational oversight in the areas of mergers and acquisitions, corporate governance, business development, strategic financial planning and SEC audits. Mr. Wagner earned a Bachelor of Arts in Law & Society From Purdue University, highest distinction, Phi Beta Kappa; and he earned a Master of Arts from Northern Illinois University.

     Jean Wilson has served as the Company's Vice President of Operations and Treasurer and as a Director of the Company since August 2004. Ms. Wilson has worked for XA since July 2002. From January 1999 to July 2002, Ms. Wilson held a management position with ESM Association. From September 1982 to January 1999, Ms. Wilson worked in operations for The Meetinghouse Companies. Ms. Wilson brings more than twenty years of full time experience in event and meeting planning to the Company. During her career, Ms. Wilson has been responsible for every facet of producing, selling and coordinating corporate special events, trade shows, conventions and seasonal decorating programs for a host of clients. Ms. Wilson earned a Bachelors degree with honors in Recreation/Leisure Studies from Eastern Illinois University.

     All Directors of the Company will hold office until the next annual meeting of the shareholders, and until their successors have been elected and qualified. Officers of the Company are elected by the Board of Directors and hold office at the pleasure of the Board.

EMPLOYMENT  AND  CONSULTING  AGREEMENTS

     Frank Goldstin serves as the Company's Chief Executive Officer and as a director of the Company pursuant to an employment agreement effective August 1, 2004, for a period of thirty-six (36) months. Mr. Goldstin will receive $360,000 per year as compensation and thirty (30) days of paid time off ("PTO"). The Company is obligated to maintain a director and officer insurance policy of at least $1,000,000 during the term of Mr. Goldstin's employment agreement. The Company may terminate the employment agreement, however, in the event of termination for good reason by Mr. Goldstin or without cause, the Company is obligated to pay Mr. Goldstin a severance payment of $150,000 in addition to all payments of salary earned by Mr. Goldstin through such date of termination in one lump sum payment.

     Joseph Wagner, a director of the Company, also serves as the Company's Chief Operating Officer, President and Secretary pursuant to a consulting agreement effective August 1, 2004, for a period of thirty-six (36) months. Pursuant to the consulting agreement, Mr. Wagner will devote such time as the Company may reasonably deem to be necessary and beneficial to the efficient and effective operation of the Company's business. Mr. Wagner may engage in business activities or interests outside of the Company which are not adverse or competitive to the Company. Mr. Wagner will receive $200,000 per year as compensation as well as thirty (30) days of PTO. In August 2004, Mr. Wagner received as additional consideration 225,000 restricted shares of Common Stock. All 225,000 restricted shares were originally subject to a risk of forfeiture; however, on December 31, 2004, 75,000 of the restricted shares became fully vested. All 225,000 restricted shares were issued to Sandra M. Wagner, the wife of Mr. Wagner. In the event that Mr. Wagner's consulting agreement terminates before December 31, 2005, or December 31, 2006, he must return to the Company 150,000 restricted shares, or 75,000 restricted shares, respectively, of Common Stock. Mr. Wagner also received "piggy-back" registration rights and the right to certain equitable adjustments with respect to all 225,000 restricted shares of Common Stock. The Company is obligated to maintain a director and officer insurance policy of at least $1,000,000 during the term of Mr. Wagner's consulting agreement. The Company may terminate the consulting agreement; however, in the event of termination for good reason by Mr. Wagner or without cause, the Company is obligated to pay Mr. Wagner a severance payment of $150,000 in addition to all payments of salary earned by Mr. Wagner through such date of termination in one lump sum payment. In the event of termination for good reason by Mr. Wagner, without cause, or by mutual agreement of Mr. Wagner and the Company, the remaining 150,000 restricted shares that have not fully vested will cease to be subject to the risk of forfeiture.

     Jean Wilson serves as the Company's Vice President of Operations and Treasurer, and as a director of the Company pursuant to an employment agreement effective August 1, 2004, for a period of thirty-six (36) months. Ms. Wilson will receive $105,000 as compensation during 2004 and $125,000 beginning January 1, 2005, and thereafter. Ms. Wilson will receive thirty (30) days of PTO. In August 2004, Ms. Wilson received as additional consideration 70,000 restricted shares of Common Stock. All 70,000 restricted shares were originally subject to a risk of forfeiture; however, on December 31, 2004, 25,000 of the restricted shares became fully vested. In the event that Ms. Wilson's employment terminates before December 31, 2005, and December 31, 2006, she must return to the Company 45,000 restricted shares, or 22,500 restricted shares, respectively, of Common Stock. Ms. Wilson also received "piggy-back" registration rights and the right to certain equitable adjustments with respect to all 70,000 restricted shares of Common Stock. The Company is obligated to maintain a director and officer policy of at least $1,000,000 during the term of Ms. Wilson's employment agreement. The Company may terminate the employment agreement; however, in the event of termination for good reason by Ms. Wilson or without cause, the Company is obligated to pay Ms. Wilson a severance payment of $150,000 in addition to all payments of salary earned by Ms. Wilson through such date of termination in one lump sum payment. In the event of termination for good reason by Ms. Wilson or without cause, the remaining 45,000 restricted shares that have not fully vested will cease to be subject to the risk of forfeiture.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

     The following table sets forth information as of February 4, 2005, with respect to the beneficial ownership of the common stock by (i) each director and officer of the Company, (ii) all directors and officers as a group and (iii) each person known by the Company to own beneficially 5% or more of the common stock:


Name  and  Address
of Beneficial Owners(1)               Shares of Common Stock Beneficially Owned (2)
-----------------------
                                             Number                 Percent
                                             ------                 -------
Frank Goldstin                            2,800,932 (3)              61.8%

Joseph Wagner                             2,097,341 (3)(4)           46.3%

Jean Wilson                               1,808,140 (3)(5)           39.9%

Alpha Capital Aktiengesellschaft            682,500 (6)              16.9%

Stonestreet Limited Partnership             420,000 (7)              11.1%

All officers and directors
as a group (3 people)                     6,706,413 (3)              97.6%


(1) The business address of the beneficial owners is 875 North Michigan Avenue, Suite 2626, Chicago, Illinois 60611.

(2) The number of shares of common stock owned are those "beneficially owned" as determined under the rules of the Securities and Exchange Commission, including any shares of common stock as to which a person has sole or shared voting or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right. Shares of Common Stock subject to a Convertible Note or Warrant currently convertible or exercisable, or convertible or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such Convertible Note or Warrant, but are not deemed outstanding for computing the percentage of any other person. As of August 13, 2004 there were 64,894,391 shares of common stock outstanding.

(3) Includes the effects of Voting Agreements and Series A Preferred Stock. Frank Goldstin entered into a voting agreement with Joseph Wagner regarding 544,240 shares of Common Stock, and a voting agreement with Jean Wilson regarding 544,240 shares of Common Stock, owned by Mr. Goldstin (collectively referred to herein as the "Voting Agreements"). The Voting Agreements began on July 28, 2004, and end on December 31, 2009. There are no voting trustees. The Voting Agreements provide that Mr. Wagner and Ms. Wilson are the true and lawful agents or proxies of Mr. Goldstin with full power of substitution for and in the name of Mr. Goldstin to vote 544,240 and 544,240 shares of Common Stock, respectively, or give a written consent, in person or by proxy, at all meetings of the Company's shareholders, and in all proceedings in which the vote or written consent of shareholders may be required or authorized by law. This number also takes into account that Frank Goldstin, Joseph Wagner and Jean
Wilson each hold one (1) share of the three (3) shares of authorized Series A Preferred Stock. The three (3) shares of Series A Preferred Stock have the right, voting in aggregate, to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote (currently equal to an aggregate of 3,503,700 shares of common stock, of which each of the three shares can vote
1,167,900  shares  of  common  stock).

                                       17

(4) Includes 350,000 shares of Common Stock held by Sandra M. Wagner, the wife of Joseph Wagner, of which 150,000 shares are subject to a risk of forfeiture that will cease to exist with respect to certain amounts of the shares over a two-year period. Includes 544,240 shares of Common Stock held pursuant to the voting agreement with Frank Goldstin as provided in footnote (3) of this table, above.

(5) Includes 70,000 shares of Common Stock that are subject to a risk of forfeiture that will cease to exist with respect to certain amounts of the shares over a three-year period. Includes 544,240 shares of Common Stock held pursuant to the voting agreement with Frank Goldstin as provided in footnote (3) of this table, above.

(6) Represents 337,500 shares of Common Stock issuable upon conversion of Convertible Notes, 115,000 shares of Common Stock underlying Class A Warrants, and 230,000 shares of Common Stock underlying Class B Warrants. Alpha Capital has contractually agreed to restrict its ability to convert its Convertible Notes or exercise its Warrants and receive shares of our Common Stock such that the number of shares of Common Stock held by Alpha Capital and its affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of Common Stock. In accordance with Rule 13d-3, Konard Ackerman may be deemed the control person of the shares owned by Alpha Capital. Mr. Ackerman disclaims beneficial ownership of the shares of common stock owned by Alpha Capital that are being registered in this Prospectus.

(7) Represents 210,000 shares of Common Stock issuable upon conversion of Convertible Notes, 70,000 shares of Common Stock underlying Class A Warrants, and 140,000 shares of Common Stock underlying Class B Warrants. Stonestreet has contractually agreed to restrict its ability to convert its Convertible Notes or exercise its Warrants and receive shares of our Common Stock such that the number of shares of Common Stock held by Stonestreet and its affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of Common Stock.


                            DESCRIPTION OF SECURITIES
                            -------------------------

THE FOLLOWING DESCRIPTION OF OUR CAPITAL STOCK IS A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF OUR ARTICLES OF INCORPORATION, AS AMENDED.

COMMON  STOCK

     Our Articles of Incorporation, as amended, authorize the issuance of 10,000,000 shares of Common Stock, $.001 par value per share. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefrom. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

PREFERRED  STOCK

     Our Articles of Incorporation, as amended, authorize the issuance of 500,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"), which may be issued from time to time in one or more series, each of which shall have distinctive designation or title as shall be determined by the Company's Board of Directors prior to the issuance of any shares thereof.
Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock designation.

SERIES  A  PREFERRED  STOCK
---------------------------

     The Company has designated three (3) shares of Preferred Stock, $.001 par value per share (the "Series A Preferred Stock"). The Series A Preferred Stock has no dividend rights, no liquidation preference, and no conversion or redemption rights. However, the three (3) shares of Series A Preferred Stock have the right, voting in aggregate, to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote. For example, if there are 10,000,000 shares of the Company's common stock issued and outstanding at the time of a shareholder vote, the holders of Series A Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400,000 shares, out of a total number of 20,400,000 shares voting. Additionally, the Company shall not adopt any amendments to the Company's Bylaws, Articles of Incorporation, as amended, make any changes to the Certificate of Designations establishing the Series A Preferred Stock, or effect any reclassification of the Series A Preferred Stock, without the affirmative vote of at least 66-2/3% of the outstanding shares of Series A Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series A Preferred Stock, make technical, corrective, administrative or similar changes to such Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A Preferred Stock. Frank Goldstin, Joseph Wagner and Jean Wilson, who each serve as executive officers of the Company, were each issued one (1) share of Series A Preferred Stock.

CONVERTIBLE  NOTES  AND  WARRANTS

     To obtain funding for our ongoing operations we entered into the Agreement with Alpha Capital, Stonestreet, Whalehaven, Greenwich, and Genesis in June 2004, for the sale of (i) an aggregate of $2,500,000 Convertible Notes in two tranches that may be converted into 1,250,000 shares of Common Stock at $2.00 per share after a re-pricing; (ii) Class A Warrants to purchase 5,000,000 shares of Common Stock at $0.48 per share; and (iii) Class B warrants to purchase 10,000,000 shares of Common Stock at $0.25 per share. The Class A Warrants and the Class B Warrants were not re-priced. On June 30, 2004, we received $1,250,000 and issued the first tranche of Convertible Notes having a two-year term and bearing interest at a rate of 6% per annum. On September 13, 2004, we received an additional $1,250,000 and issued the second tranche of Convertible Notes also having a two-year term and bearing interest at a rate of 6% per annum.

     As of the date of this filing, the Note Holders have converted an aggregate of $467,500 in the principal amount of the Notes and $4,555.67 in interest, into 94,412 post split shares of the Company's Common Stock. This leaves $2,032,500 remaining under the Notes, which can be converted into approximately 1,016,250 post-split shares (at a conversion price of $2.00 per share) of the Company's Common Stock (not including any accrued interest). Under this Registration Statement, the Company has only 655,588 shares remaining of the 750,000 shares which were registered underlying the Notes. This leaves approximately 360,662 shares for issuance upon conversion of the Notes, which are not covered by this Registration Statement.

     The Note Holders have agreed to waive the registration rights described in Sections 11.1(i) and 11.1(iv) of the Subscription Agreement in connection with those 360,662 shares. The Note Holders have additionally agreed that they will rely on the exemption from registration provided by Rule 144 of the Securities Act of 1933 for the resale of the 360,622 shares. The Company agreed that for purposes of Rule 144, the holding period of all shares of Common Stock issuable upon conversion of the Notes commenced on the date the Notes were issued. Additionally, the Company acknowledged that the registration rights described in
Section 11.1(ii) of the Subscription Agreement will remain in full force and effect in connection with all registerable securities.

                        INTEREST OF NAMED EXPERTS AND COUNSEL
                        -------------------------------------

     David M. Loev, Attorney at Law, Houston, Texas, the Company's corporate counsel, will give an opinion on the validity of the shares of Common Stock being registered and offered in this Prospectus or other matters concerning such registration and offering.

     Mr. Loev beneficially owns 100,000 shares of the Company's Common Stock, including 65,000 shares which the Company has agreed to issue to Mr. Loev in consideration for legal services provided to the Company during 2005 and 35,000 shares which includes 30,000 shares the Company has agreed to issue to Hannah Loev, the wife of Mr. Loev in consideration for edgar services through May 2006 and 5,000 shares of the Company's Common Stock which are being registered pursuant to this Registration Statement for edgar services previously provided. The Company has not issued 95,000 of such shares as of the date of this filing.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
            --------------------------------------------------------
                           SECURITIES ACT LIABILITIES
                           --------------------------

     Under Nevada General Corporation Law and our Articles of Incorporation, as amended, our officers and directors will have no personal liability to us or our stockholders for monetary damages incurred as a result of the breach of fiduciary duty as an officer or director. This provision does not apply to an officer's or director's breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation, as amended, and Bylaws provide indemnification for our officers and directors to the fullest extent authorized by the Nevada General Corporation Law against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or director in connection with any Proceeding to which the officer or director is made a party or is threatened to be made a party, or in which the officer or director is involved by reason of the fact that he or she is or was an officer or director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise whether the basis of the Proceeding is alleged action in an official capacity as an officer or director, or in any other capacity while serving as an officer or director. These provisions of the Articles of Incorporation, as amended, and Bylaws will limit the remedies available to the stockholder who is dissatisfied with a decision of the board of directors protected by these provisions; such stockholder's only remedy may be to bring a suit to prevent the action of the board. This remedy may not be effective in many situations, because stockholders are often unaware of a transaction or an event prior to board action in respect of such transaction or event. In these cases, our stockholders could be injured by a board's decision and have no effective remedy.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS
                             -----------------------

BUSINESS  DEVELOPMENT

     The Company was originally incorporated in Nevada as Synreal Services Corp. ("Synreal") on August 28, 2000. The Company's business plan was to engage in the business of providing due diligence and administrative services for real estate syndications. Prior to entering into an Exchange Agreement, discussed below, and the consummation of the transactions thereunder, the Company was considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7, as the Company's planned principal operations had not commenced, minimal revenue had been derived, and all of its efforts were devoted to securing and establishing a new business.

     On December 4, 2003, Synreal, The Experiential Agency, Inc., formerly G/M Productions, Inc., an Illinois corporation (" Experiential"), and the former Experiential shareholders entered into an Exchange Agreement (the "Exchange" or "Acquisition") whereby Experiential became a wholly-owned subsidiary of the Company and control of the Company shifted to the former Experiential shareholders. For the last fifteen (15) years, Experiential has been engaged in the business of organizing, promoting and managing events such as business and trade shows, conventions, conferences and meetings for corporations, associations and other organizations in the U.S. and abroad. As a result of a change in business focus due to the acquisition of Experiential and a national re-branding, the Company first changed its name to The Experiential Agency, Inc. and later changed its name to XA, Inc.

     In addition, Frank Goldstin, the Company's Chief Executive Officer and a Director of the Company, entered into a stock purchase agreement with the Company's former officers and directors, Brian Chelin and Jennifer Wallace. Synreal was considered a "shell" at the time of the Acquisition; therefore, the transaction was treated as a reverse merger. A reference to "we," "our," "us,", or "XA" includes a reference to the Company and Experiential unless otherwise provided.

     Effective February 2, 2004, the Company declared a 13 to 1 forward stock split. Effective December 9, 2004, the Company declared a 1 for 20 reverse stock split. The effects of the stock splits have been retroactively reflected in this Prospectus unless otherwise stated.

BUSINESS  OF  THE  COMPANY

     The Company, through its wholly-owned subsidiary, Experiential, is a comprehensive event marketing, design and production services agency. With full-service offices in Chicago, Los Angeles and New York City, XA is a leading provider of event services on an outsourced basis for corporations, associations and other organizations in the United States and abroad. XA provides its clients with a single source to their business communications and event planning needs.

     For fifteen (15) years, XA has worked with clients around the globe to design and produce strategic multidimensional, highly stylized and integrated event programs. During the fiscal year ended December 31, 2003, XA planned and executed over one hundred (100) events that were attended by more than an aggregate of approximately twenty-five thousand (25,000) people in the United States and foreign markets. These events took place in the following cities:

     Domestic
     --------

     Boca  Raton,  Florida                    New  York,  New  York
     Cambridge,  Massachusetts                Orlando,  Florida
     Chicago,  Illinois                       Ozarks,  Missouri
     Cleveland,  Ohio                         Palm  Beach,  Florida
     Lake  Geneva,  Wisconsin                 Phoenix,  Arizona
     Las  Vegas,  Nevada                      Santa  Barbara,  California
     Los  Angeles,  California                Washington,  DC
     Naples,  Florida

     International
     -------------

     Frankfurt,  Germany
     Zurich,  Switzerland

     During the 2003 fiscal year, XA completed a national re-branding by changing the name under which it does business from "G/M! Productions" to "XA," which is short for Experiential Agency. XA also began to focus on strategic growth that will include, among other things, the acquisition and development of targeted business communications and event management companies in key regions throughout the United States. XA opened two new offices in Los Angeles and New York City, as discussed in more detail herein and in "Description of Property," to better serve those markets. XA has developed a vertically integrated infrastructure that it believes will enhance its ability to continue to provide event services on a national basis. In order to provide its clients with a single source solution to their event planning needs, XA offers a wide range of services that encompass the event planning process including general management, concept creation, content creation and execution. XA believes that its vertically integrated organization, creative talent, technological leadership and its willingness to commit capital to acquire or develop proprietary exhibitions and special events are competitive advantages in fragmented industry in which most vendors provide a limited set of services on a local basis.

INDUSTRY  AND  MARKET  OVERVIEW

     According to an event marketing study conducted by PROMO Magazine in 2004, and published in its January 1, 2005 edition, marketers spent $152 billion in event marketing in 2003, up approximately 15% since 2002. Additionally, PROMO reported that in 2003, budgets for event marketing reached an average of $901,935. The events industry in the United States is highly fragmented with several local and regional vendors that provide a limited range of services in two main segments: 1) business communications and event management; and 2) meeting, conferences and trade shows. The industry also consists of specialized vendors such as production companies, meeting planning companies, and destination logistics companies that may offer their services outside of the events industry.

     Integrated business communications and event management services involve the design, production, planning and execution of an organization's message at conventions, sales meetings, conferences, executive presentations, shareholder and investor meetings, training sessions and product launches. The services range from concept and content creation to execution and general management of the entire event. Specific services may include staging, video and media development and production, production of brochures, handouts and other collateral materials, and the planning and execution of meetings and conventions. Local or regional firms generally offer a limited number of these services to clients. Most work is performed on a project-oriented basis and services are rendered on a fee basis.

     The meetings, conferences and trade shows segment is comprised of exhibition owners and managers who typically use a wide range of business communications and event management services during production of an exhibition. This segment consists mainly of exhibitions, consumer shows and special events that typically provide a forum for face-to-face interaction and communication between buyers and sellers. While the largest owner-managers of exhibitions are divisions of several multinational publishing companies, competition in this industry remains highly fragmented.

     XA believes that there is an increasing trend on the part of associations, historically the largest owners and operators of exhibitions, to outsource the operational management and often the ownership of exhibitions as they focus on their core missions and seek to improve efficiencies.

     XA believes that its market environment is positive for two reasons: 1) companies in the United States are increasing their use of events to achieve their marketing efforts; and 2) an increasing number of U.S. companies are outsourcing the production and design of events to specialized firms. As a result, XA's management believes that the market for event services is undergoing a shift towards outsourced management as organizations focus on their core competencies while at the same time seek to improve the professionalism, creativity and cost-efficiency of their events.

     XA believes that the events industry revolves on a competitive axis based on service breadth and quality, creativity, responsiveness, geographic proximity to clients, and price. Most vendors of outsourced event services are small, local companies that cannot provide the wide range of services, international coverage, creative talent, purchasing power and technological capabilities required by large corporations and associations. As a vertically integrated service provider, XA believes that it will be able to offer a comprehensive solution to these organizations with the assurance of a high quality of service and the opportunity to form a long-term relationship.

     XA competes primarily with a large number of local and regional firms that also provide business communications and event management services. XA also competes with specialized vendors such as production companies, meeting planning companies and destination logistics companies. These primary competitors and specialized vendors, however, provide a limited range of services relative to the services that XA provides. XA competes in its market based on service breadth, quality, creativity, responsiveness, and geographic proximity to its clients and price. XA differentiates itself from its competitors by offering a single source solution to the market for business communication and event management services on a national basis, employing creative, energetic professionals, centralizing its administration and purchasing functions, and using advanced communications technologies.

PRINCIPAL  PRODUCTS  AND  SERVICES

     XA offers a wide range of services that encompass the event planning process including general management, concept creation, content creation, and execution. XA earns most of its revenue from event services fees that it charges clients regarding the following general service areas:

     *  Event  Marketing
     *  Design  and  production
     *  Meetings,  Conferences  and  Trade  Shows
     *  Entertainment  and  Show  Production
     *  Business  Theater  &  General  Sessions
     *  Mobile  Marketing
     *  Audio/Visual  Production
     *  Destination  Management

     XA earns a management fee when it provides general management services. In some cases, all or a part of the management fee may be supplemented by an income sharing arrangement with the client. XA earns fees on a fee-for-services basis when it undertakes business communications projects.

     XA also earns fees payable in advance based on the spread between its cost and the cost that it charges its clients for leasing exhibition space, equipment rentals, sponsorships, and ticket sales.

     The following is a more detailed description of the services that XA provides through its vertically integrated infrastructure:

General  Management  Services
-----------------------------

     XA offers general management services that provide its clients with centralized coordination and execution of the overall event. In connection with providing general management services, XA utilizes an executive producer responsible for overseeing the production of an event or exhibition. The executive producer coordinates the services that XA provides for the client. XA provides the following general management services:

     *  Project  oversight
     *  Budget  oversight
     *  Quality  assurance  and  control
     *  Project  funding  and  sponsorship  development
     *  Project  control  and  accountability
     *  Event  promotion  and  marketing  creation
     *  Schedule  management
     *  Fulfillment  provider  management

Concept  Creation
-----------------

     XA works with a client to craft the client's message, identify the best means of communicating that message, and develop cost-effective creative solutions. XA provides the following concept creation services:

     *  Joint  determination  of  client  needs  and  goals
     *  Market  research  to  support  message  creation  and  communication
     *  Message  content  design
     *  Media  selection
     *  Initial  project  pricing  and  budgeting

Content  Creation
-----------------

     After the concept for an event is created, XA's professionals work to develop and produce the client's message. XA provides the following content creation services:

     *  Speech  composition
     *  Speaker  support-graphics  creation
     *  Audio/Video  production
     *  Digital  media  creation
     *  Collateral  materials  design  and  distribution
     *  Entertainment  and  speaker  scripting  and  booking
     *  Theme  and  staging  design

Execution
---------

     XA uses internal resources to execute an event. As the clients' needs dictate, however, XA can structure its role so that it is transparent to attendants at the event. XA provides the following execution services:

     *  On-site  quality  and  logistics  control
     *  Hotel  and  venue  coordination  and  buying
     *  Transportation  management
     *  Security  coordination
     *  Telemarketing  services  for  the  sale  of  exhibition  space
     *  Hospitality  management
     *  Registration  management
     *  Cash  and  credit  card  payment  management
     *  Entertainment  coordination
     *  Tour  program  design
     *  Permit  and  approval  procurement
     *  Food  and  beverage  management

Fulfillment
-----------

     Fulfillment is the last stage in the event process. It includes the actual provision of services such as catering, registration, transportation rental, audio and visual equipment rental, decoration rental and temporary on-site labor. XA offers fulfillment services using either internal resources or third-party vendors as determined on an event-by-event basis.


EXPANSION

     XA operates three full-service offices located in Chicago, Los Angeles and New York City. Chicago is home to XA's headquarters, which serves as the centralized base for administration and purchasing. XA opened the Los Angeles and New York City offices during 2003. XA chose to open offices in New York City and Los Angeles to better serve its national client base by providing existing clients with local offices and staff to coordinate and provide ongoing integrated communication services. In addition, by having local offices operating in New York City and Los Angeles, XA is better able to acquire new clients and business opportunities through aggressive local business development activities.

Growth  Strategy
----------------

     The major focus of XA's growth strategy over the next several years will be the acquisition and development of targeted business communications and event management companies in key regions throughout the United States. XA's management has identified a number of targeted strategic acquisition opportunities in the form of business communications and event management companies in key regions throughout the United States. XA's targeted acquisitions are intended to add geographic coverage to XA's existing businesses as well as broaden XA's service offerings. The initial acquisitions will be focused on business communications and event management companies which are specialized in the on-site logistical aspects of the business communications and event management industry, and are located in the Chicago, New York City and Los Angeles areas.

     XA will also fuel growth through a broader, carefully designed growth strategy that includes extending relationships with existing clients, building new client relationships, expanding its international client base, making selected infrastructure acquisitions, and expanding its media services.

     XA believes that substantial opportunities exist to expand relationships with existing clients by cross-selling the full range of XA's services, building out its national office network and expanding XA's service offerings, particularly with respect to XA events, multimedia and corporate branding capabilities. XA seeks to capitalize on the services provided to one division or operation of a client by selling its services to other divisions or operations, including their foreign operations. XA initiated an advertising and public relations program to enhance its brand recognition in the marketplace.

     As organizations focus on their core competencies and seek to improve the professionalism, creativity and cost- efficiency of their events, XA believes they will continue to outsource the management of events. XA believes that many opportunities exist to add new clients with large-scale business communications and event management needs. XA seeks relationship-building opportunities through client referrals and its internal sales force.

     XA believes that multinational organizations headquartered both inside and outside of the United States are increasingly interested in building relationships with business communications and event management firms and owners of events who can provide their services on a worldwide basis. XA's international client base continues to grow and in order to better serve these organizations, XA plans to aggressively expand its international client base over the next 24 months.

     XA believes that as the event industry continues to consolidate there will be many domestic and international acquisition opportunities. XA may acquire or affiliate with select additional companies to expand its client base, further build out its infrastructure, add new service applications or provide additional operating efficiencies and synergies.

     XA currently provides digital communications and multimedia services to clients in such areas as exhibition promotion, training programs and Internet home pages. XA designs and develops websites, CD-ROM / DVD-ROM materials, promotional videos, targeted marketing presentations and other multimedia products. XA believes that continued technological advances, coupled with the growing need of organizations to more effectively tailor their messages, will create opportunities for XA to develop new services for clients, particularly for business communications and event management services.

     In August 2004, the Company purchased all of the assets of Fiori, Inc. ("Fiori"), a floral and event decor company, in exchange for 40,000 restricted shares of the Company's Common Stock and the assumption of certain liabilities of Fiori. Included in the assets purchased by the Company were accounts receivable, floral inventory, and glassware. Excluded from the sale of assets were insurance policies, claims for tax refunds, employee plans, and all real estate held by Fiori or an affiliated entity. Additionally, the Company agreed to assume certain liabilities of Fiori, including accounts payable, accrued payroll, and customer deposits.

CREATIVE  TALENT

     A primary value that XA brings to its clients is the creative talent, energy and commitment of its employees. XA seeks to attract and retain the best personnel by developing attractive compensation, benefits and training programs and providing long-term career opportunities that its smaller competitors cannot duplicate. XA has twenty (20) full-time and thirty (30) part-time employees.

     XA compliments its staff with a pool of over 100 professionals hired on a project-by-project basis who have distinguished themselves through prior experience with XA. XA is not a party to any collective bargaining agreement with a union. From time to time, however, XA does independently contract with, or hire, union personnel during the production of a particular meeting or event. XA considers itself to have good relations with its employees and independent contractors.

     Today, corporations are searching for new ways to motivate, excite and impart a message to their audience. XA is able to help them accomplish these goals by designing a creative platform from which to communicate. For instance, most companies do not realize they can afford to do a concert event with headline talent because it has never been presented to them as a marketing tool. Most of XA's programs are more in line with the standard format of events (i.e., meetings and business theater). The "corporate concert," however, is a new tool that XA presents to its clients as it really is a successful approach to breaking the mold.

     Breaking the traditional mold can be a hard sell to a conservative client, but when XA's team can demonstrate how hosting one large, memorable event can save $250,000 from the marketing budget, and, most importantly, have a greater impact on attendees, the client understands the value of XA marketing. XA launched a corporate concert division due to the success of the first corporate concert which led to others. The goal of the Corporate Concert Division is to break the traditional mold by demonstrating the advantages of XA marketing. Recent corporate concerts include the likes of Natalie Merchant, Hootie & The Blowfish, Smoky Robinson and Jim Belushi and His Band.

     To execute XA's expansion plans, XA has also recruited a number of senior executives with broad and diverse experience managing rapidly growing national and international businesses.

CENTRALIZED  ADMINISTRATION  AND  PURCHASING

     XA has centralized its administrative and purchasing functions to enhance cost efficiency and quality control. The corporate headquarters in Chicago are the center for administration, MIS, finance, accounting and human resources. XA has a national client base. XA oftentimes plans and executes multiple events for different national clients in a single geographic location. XA negotiates through the Chicago office with local vendors in these geographic locations for the provision of services to its national clients. XA repeatedly uses the same vendors in these local markets. XA believes that it enjoys purchasing power and economies of scale greater than that available to its local competitors.

TECHNOLOGICAL  CAPABILITIES

     XA believes that it can invest more in technology than its local competitors and thereby become a leader in utilizing advanced technologies. XA is able to allocate its investment in technology over its large national event base, whereas a local competitor that does not have a national event base may not be willing to invest heavily in advanced technology. XA currently uses advanced communications technologies such as digitized presentations and multimedia applications to provide high quality customer service. In addition, XA is creating business communication applications using media, such as DVD technology, plasma screens, interactive video and the satellite communications.

SALES  AND  MARKETING

     XA's client list is comprised of a diverse mix of corporations, associations, universities and governmental entities. XA has separate sales forces that target users of business communications and event management services. XA's senior management team and executive producers of events are frequently influential in establishing and expanding new client relationships. Sales personnel are compensated through a commission plan based on a percentage of either gross profits or gross revenues.

     XA's sales force comprises 8 full-time sales people who identify prospects, respond to requests for proposals and create solutions to clients' requests. XA has created compensation incentives to encourage the sales force to sell XA's wide range of services. New business is generated by:

     * Pursuing client referrals from existing clients and other business contacts,
     *    Expanding  sales to existing clients by providing additional services;
          and
     *    New  client  solicitation.

     An executive sales person and an executive producer will serve a large, national client and maintain the ongoing client relationship. The executive sales person will introduce the client to XA's national execution capabilities and, together with an executive producer, is responsible for maintaining the client relationship at the local level. These team leaders develop a close working relationship with clients that require a broad range of services for their events. XA staffs a particular project with team members that work under the direction of the executive producer. These team members are responsible for the overall project. The team selectively utilizes other Company resources in order to create the concept and content for an event and then to prepare and execute the event.

     In general, XA's operations are generally organized to serve the two principal areas, with separate groups responsible for the business communications and events management components of XA's business. Professionals in XA's business communications group provide creative solutions for organizations seeking to develop and execute conventions, meetings and other means of communicating with their intended audiences. XA's event planning and destination logistics group, its entertainment production and distribution group and its multimedia and Internet services group provide support for XA's clients. XA's professionals work closely together to develop, produce and execute an event or communication.

     XA initiated an advertising and corporate branding initiative to enhance its brand recognition in the marketplace. Under this program, XA has restructured is website and marketing materials and has engaged a premier marketing and business development firm to provide creative content and corporate identity services for XA.

INTELLECTUAL  PROPERTY

     The Company is the owner of the proprietary trademark, "The Experiential Agency(R)." The Company also owns the following internet domain names:

     *  www.gmproductions.com
            -----------------
     *  www.gmproductions.com
        ---------------------
     *  www.gmprodutions.net
        --------------------
     *  www.expagency.com
        -----------------
     *  www.experientialagency.com
        --------------------------

     Additionally, the Company is in the process of applying for a trademark for the Company's name "XA."

     The Company does not own any patents or licenses related to its products or services.

RECENT  EVENTS

     On January 3, 2005, the Company entered into an Asset Acquisition Agreement to purchase substantially all of the assets of Musters & Company, Inc. ("Musters"), an event planning and decor company whose operations are located in the floral district in New York, in exchange for 150,000 restricted shares of the Company's Common Stock and the assumption of the leases of Musters. Included in the assets purchased by the Company were copyrights, contract rights, customer lists, goodwill, leasehold improvements, leases, permits, fixed assets, software, trademarks, trade names, trade secrets, internet domains, and phone numbers. Excluded from the sale of assets were accounts receivable, insurance policies, claims for tax refunds, employee benefit plans (or interests therein) and all real estate (excluding leasehold improvements) either held by Musters or an affiliated entity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      ------------------------------------

     This  report  contains  forward  looking  statements  within the meaning of
Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those set forth, above, in the section entitled "RISK FACTORS" and elsewhere in this Prospectus. The following discussion and analysis should be read in conjunction with the Company's financial statements and notes thereto included in the section entitled "FINANCIAL STATEMENTS" in this Prospectus.

OVERVIEW

     On December 4, 2003, the Company acquired 100% of the outstanding shares of Experiential pursuant to the Exchange. As a result of the Exchange, the business of Experiential became the business of the Company, control of the Company shifted to the former Experiential shareholders, and the Company subsequently changed its name to The Experiential Agency, Inc. For the last fifteen (15) years, Experiential has been engaged in the business of organizing, promoting and managing events such as business and trade shows, conventions, conferences and meetings for corporations, associations and other organizations in the U.S. and abroad. The Company later changed its name to XA, Inc.

     In June 2004, the Company received $1.25 million of debt financing. In September 2004, the Company received an additional $1.25 million of debt financing.

MARKETING  STRATEGY

     The Company believes that there is an increasing trend on the part of associations, historically the largest owners and operators of exhibitions, to outsource the operational management and often the ownership of exhibitions as they focus on their core missions and seek to improve efficiencies.

     The Company believes that the events industry revolves on a competitive axis based on service breadth and quality, creativity, responsiveness, geographic proximity to clients, and price. Most vendors of outsourced event services are small, local companies that cannot provide the wide range of services, international coverage, creative talent, purchasing power and technological capabilities required by large corporations and associations. As a vertically integrated service provider, the Company believes that it will be able to offer a comprehensive solution to these organizations with the assurance of a high quality of service and the opportunity to form a long-term relationship.

     The Company differentiates itself from its competitors by offering a single source solution to the market for business communication and event management services on a national basis, employing creative, energetic professionals, centralizing its administration and purchasing functions, and using advanced communications technologies.

COMPARISON  OF  OPERATING  RESULTS

THREE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2003

     Sales revenue for the three months ended September 30, 2004 increased $391,465 (or 25%) to $1,954,415 as compared to $1,562,950 for the three months ended September 30, 2003. The increase in sales revenue was due to the acquisition of new clients and the expansion, as well as the Company's internal business development efforts.

     Cost of goods sold for the three months ended September 30, 2004 decreased $109,070 (or 11.1%) to $871,821 as compared to $980,891 for the three months ended September 30, 2003. The decrease in cost of goods sold was due to efficiencies the Company was able to gain by leveraging its relationships with suppliers. Additionally, the Company's cost of good sold varies from quarter to quarter.

     Gross profit for the three months ended September 30, 2004 increased $500,535 (or 86%) to $1,082,594 as compared to $582,059 for the three months ended September 30, 2003. Gross profit as a percentage of sales ("gross profit margin") increased to 55.4% for the three months ended September 30, 2004, from 37.2% for the three months ended September 30, 2004. The increase in gross profit margin was due to the 11.1% decrease in cost of goods sold as compared to the 25% increase in sales revenue.

     Administrative expense for the three months ended September 30, 2004 increased $434,655 (or 73.3%) to $1,027,692 as compared to $593,037 for the three months ended September 30, 2003. The increase in administrative expense was due to the Company's expansion and preparation for completing strategic acquisitions as well as the hiring of additional management personnel.

     Income from operations for the three months ended September 30, 2004 increased $65,880 (or 600%) to $54,902 as compared to $(10,978) for the three months ended September 30, 2003. The increase in income from operations is tied to organic revenue growth and increased profit for the 3rd quarter due to the Company's first acquisition.

     Other income was $(18,101) for the three months ended September 30, 2004, as compared to other income of $6 for the three months ended September 30, 2003.

     Income before taxes for the three months ended September 30, 2004 increased $66,851 (or 238.5%) to $38,819 as compared to $(28,032) for the three months ended September 30, 2003. The increase in income before taxes was due to the increases in sales and decreases in costs of goods sold.

     We had net income of $50,808 for the three months ended September 30, 2004, as compared to net loss of $28,032 for the three months ended September 30, 2003.

NINE MONTHS ENDED SEPTEMBER 30, 2004 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2003

     Sales  revenue  for  the  nine  months  ended  September 30, 2004 increased
$3,478,829  (or  88.4%)  to  $7,415,082  as  compared to $3,936,253 for the nine months ended September 30, 2003 The increase in sales revenue was due to the acquisition of new clients and the expansion, as well as the Company's internal business development efforts.

     Cost of goods sold for the nine months ended September 30, 2004 increased $1,762,400 (or 74.4%) to $4,129,869 as compared to $2,367,469 for the nine months ended September 30, 2003. The increase in cost of goods sold was due to the increases in sales and variations from quarter to quarter.

     Gross  profit  for  the  nine  months  ended  September  30, 2004 increased
$1,716,429  (or  109.4%)  to  $3,285,213  as compared to $1,568,784 for the nine months ended September 30, 2003. Gross profit as a percentage of sales ("gross profit margin") increased to 44.3% for the nine months ended September 30, 2004, from 39.9% for the nine months ended September 30, 2004. The increase in gross profit margin was due to the 74.4% increase in cost of goods sold as compared to the 88.4% increase in sales revenue.

     Administrative expense for the nine months ended September 30, 2004 increased $1,339,176 (or 94.6%) to $2,754,604 as compared to $1,415,428 for the nine months ended September 30, 2003. The increase in administrative expense was due to the Company's expansion and preparation for completing strategic acquisitions as well as the hiring of additional management personnel.

     Income from operations for the nine months ended September 30, 2004 increased $377,253 (or 246%) to $530,609 as compared to $153,356 for the nine months ended September 20, 2003. The increase in income from operations is tied to organic revenue growth and increased profit for the 3rd quarter due to the Company's first acquisition.

     Other income was $43,866 for the nine months ended September 30, 2004, as compared to other expense of $297 for the nine months ended September 30, 2003.

     Income before taxes for the nine months ended September 30, 2004 increased $435,477 (or 331%) to $567,025 as compared to $131,548 for the nine months ended September 30, 2003. The increase in income before taxes was due to the increase in income from operations.

     Tax provision was $207,067 for the nine months ended September 30, 2004, compared to no tax provision for the nine months ended September 30, 2003.

     We had net income of $359,958 for the nine months ended September 30, 2004, as compared to net income of $131,548 for the nine months ended September 30, 2003.

FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2002

     Sales revenue for the fiscal year ended December 31, 2003 increased $1,852,343 (or 51%) to $5,468,895 as compared to $3,616,552 for the fiscal year ended December 31, 2002. The increase in sales revenue was due to new clients acquired in the New York and Los Angeles markets and additional projects with XA's current clients.

     Cost of goods sold for the fiscal year ended December 31, 2003 increased $1,062,410 (or 46%) to $3,388,816 as compared to $2,326,406 for the fiscal year ended December 31, 2002. The increase in cost of sale was due to the increase in sales. Cost of goods sold as a percentage of sales decreased to 62% for the fiscal year ended December 31, 2003, from 64% for the fiscal year ended December 31, 2002. The decrease in cost of goods sold as a percentage of sales was due to the increased efficiencies of XA's operations through centralized budget oversight and improved job costing.

     Gross profit as a percentage of sales ("gross profit margin") increased to 38% for the fiscal year ended December 31, 2003, from 36% for the fiscal year ended December 31, 2003. The increase in gross profit margin was due to the decrease cost of goods sold as a percentage of sales.

     Administrative expense was $2,024,362 and $1,365,429 for the fiscal years ended December 31, 2003 and 2002, respectively. The increase in administrative expense was due to the expansion of the Company's office in New York and Los
Angeles and the acquisition of additional senior management team members. In addition, the Company incurred expenses related to the reverse merger transaction in the form of accounting, legal, and other professional fees.

     Interest expense increased to $41,467 for the fiscal year ended December 31, 2003 from $33,726 for the fiscal year ended December 31, 2002. The increase in interest expense was primarily due to the Company's increased borrowing under its line of credit. As of December 31, 2003, $200,000 was outstanding under the line of credit as compared to $50,000 as of December 31, 2002. In August 2004, the Company repaid the line of credit in full. As of December 31, 2003, the Company had a $294,536 note payable that was set to mature on June 30, 2007. In August 2004, the Company repaid this note payable in full.

     Interest income was $750 and $1,561 for the fiscal years ended December 31, 2003 and 2002, respectively.

     As of December 31, 2003, the Company had an accumulated deficit of $90,318.

LIQUIDITY  AND  CAPITAL  RESOURCES

NINE  MONTHS  ENDED  JUNE  30,  2004 COMPARED TO NINE MONTHS ENDED JUNE 30, 2003

     As of September 30, 2004, the Company's total current assets were $3,387,238, consisting of cash of $2,166,524, accounts receivable of $891,892, inventories of $286,452, prepaid expenses of $42,370, and officer's loans receivable of $0. The Company had from time to time made advances to its principal shareholder and Chief Executive Officer, which were unsecured and accrued no interest, however as of September 30, 2004, the total amount outstanding under these advances was $0.

     As of September 30, 2004, the Company had $63,927 in fixed assets, consisting of $119,792 in equipment, $45,605 in furniture and fixtures, $20,549 in leasehold improvements, less accumulated depreciation of $122,019.

     As of September 30, 2004, the Company had $821,480 of other assets, consisting of $362,773 as a discount on convertible notes payable, $37,465 of deposits, and $349,120 as goodwill.

     As of September 30, 2004, the Company's total current liabilities were $420,985, consisting of accounts payable of $65,759, accrued payroll of $60,430, withheld and accrued taxes of $277,725, and accrued interest of $17,071.

     As of September 30, 2004, the Company had $2,232,500 of long-term debt in the form of a note payable.

     Net working capital was $2,966,253 at September 30, 2004. The ratio of current assets to current liabilities was 8.05.

     The Company had a net increase in cash of $1,851,872 for the nine months ended September 30, 2004.

     Net cash used by operating activities was $26,029 for the three months ended September 30, 2004, as compared to net cash used by operating activities of $37,053 for the three months ended September 30, 2003. Net cash used by operating activities for the three months ended September 30, 2004 consisted of $50,808 net income for the quarter, $1,222 of depreciation, $33,252 of amortization of discounts on note payable, $8,787 stock for services, a $397,677 decrease in accounts payable, a $240,522 increase in inventories, a $1,879 increase in prepaid expenses, a decrease in officers loans of $30,740, a $287,943 increase in accounts payable, an $18,287 decrease in accrued payroll, an $18,634 decrease in withheld and accrued taxes, and an $18,750 increase in accrued interest.

     During the nine months ended September 30, 2004 net cash used by operating activities was $392,671 as compared to net cash provided by operating activities of $16,775 for the nine months ended September 30, 2003. Net cash used by operating activities for the nine months ended September 30, 2004 consisted of $359,958 of net income for the quarter, $3,489 of depreciation, $33,252 of amortization of discounts on note payable, $14,727 of stock for services, a $692,223 increase in accounts payable, a $240,522 increase in inventories, a $1,879 increase in prepaid expenses, an increase in officers loans of $53,371, a $35,619 increase in accounts payable, a $7,816 decrease in accrued payroll, a $208,583 increase in withheld and accrued taxes, and an $18,750 increase in accrued interest.

      Net cash used by investing activities was $42,146 for the three months ended September 30, 2004, as compared to net cash provided by investing activities of $6,053 for the three months ended September 30, 2003. Net cash used by investing activities for the three months ended September 30, 2004 consisted of $43,646 used for the purchase of fixed assets offset by $1,500 provided by deposits.

     During the nine months ended September 30, 2004, net cash used by investing activities was $97,997 as compared to net cash used by investing activities of $0 for the nine months ended September 30, 2003. Net cash used by investing activities for the nine months ended September 30, 2004 consisted of $60,532 used to purchase fixed assets and $37,465 used to increase deposits.

     Net cash provided by financing activities was $665,812 for the three months ended September 30, 2004, as compared to net cash provided by financing activities of $25,510 for the three months ended September 30, 2003. Net cash provided by financing activities for the three months ended September 30, 2004 consisted of $127,512 used for discounts on convertible notes, $205,400 used on payments on line of credit, $1,250,000 provided by an increase in long-term debt, and $251,276 used for payments on long-term debt.

     During the nine months ended September 30, 2004, net cash provided by financing activities was $2,342,540 as compared to net cash provided by financing activities of $96,312 for the nine months ended September 30, 2003.

     Net cash provided by financing activities for the nine months ended September 30, 2004, consisted of $615,000 provided from the sale of Common Stock, $121,000 provided from the sale of warrants, $393,525 used for discounts on convertible notes, $205,400 used for payments on a line of credit, $2,500,000 provided by an increase in long-term debt, and $294,535 used for payments on long-term debt.

     The Company uses its cash reserves for working capital and other cash commitments.

FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2002

     As of December 31, 2003, the Company's cash totaled $306,500 and total current assets were $807,248. Accounts receivable at December 31, 2003 were $181,619. As of December 31, 2003 and 2002, the Company had advanced $319,129 and $292,728, respectively, to its chief executive officer, Frank Goldstin. The advances are unsecured and bear no interest. On March 11, 2004, the Company's Board of Directors approved a resolution to cancel shares of the Company's common stock held by Mr. Goldstin in consideration for repayment of the advances then outstanding, discussed in more detail below in the section entitled "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

     As of December 31, 2003, the Company's accrued liabilities totaled $157,414, consisting of accounts payable of $34,246, accrued payroll of $57,041 and accrued taxes of $66,127. The Company also had $200,000 outstanding under its line of credit and $83,652 currently due on its long-term note payable. Total current liabilities were $441,066 as of December 31, 2003.

     Net working capital was $366,182 at December 31, 2003. The ratio of current assets to current liabilities was 1.83.

     The Company had a net increase in cash of $203,361 and $11,985 for the fiscal years ended December 31, 2003 and 2002, respectively.

     Net cash used by operating activities was $117,658 for the fiscal year ended December 31, 2003, as compared to net cash provided by operating activities was of $61,801 for the fiscal year ended December 31, 2002.

     The Company did not have any cash flow from investing activities during the fiscal years ended December 31, 2003 and December 31, 2002.

     Cash flows from financing activities represented the Company's principal source of cash during the fiscal year ended December 31, 2003, as compared to the fiscal year ended December 31, 2002, in which cash flows from operating activities represented the Company's principal source of cash. Cash flows from financing activities during the fiscal year ended December 31, 2003 resulted primarily from an increase of $250,000 due to the sale of common stock and a net increase of $150,000 due to a line of credit with a bank as compared to the fiscal year ended December 31, 2002. The exchange with Synreal called for two subscription agreements to be executed by two entities for the purchase of 50,000 shares of the Company's Common Stock for $500,000 (or $10.00 per share). Subsequently, the parties modified such arrangement resulting in the receipt of $500,000 for 31,250 shares at $16.00 per share. Another investment was made by one of the entities for an additional $125,000 for 7,813 shares at approximately $16.00 per share.

     The Company uses its cash reserves for working capital and other cash commitments. The Company had a $200,000, variable interest rate line of credit as of December 31, 2004, that was paid in full in August 2004. The Company owed $294,536 to a bank as of December 31, 2003, that was also paid in full in August 2004. As described in Note 5 of Notes to Consolidated Financial Statements included in the section heading "FINANCIAL STATEMENTS", the minimum payment due during the fiscal year ended December 31, 2004 under certain lease agreements for office space, equipment and vehicles that the Company has entered into is $224,520.

     As of the date of this Report, the Note Holders have purchased, and the Company has issued, all of the Convertible Notes having an aggregate principal amount of $2,500,000. Of the $2,500,000 that the Company owed, the Note Holders had converted $267,500 of principal and $1,679 of accrued interest into 53,835 post split shares of Common Stock as of September 30, 2004, leaving $2,232,500 (excluding accrued interest) due as of September 30, 2004 and as of the date of this filing have converted an additional $200,000 of principal and $2,883.33 of interest into 40,577 shares of Common Stock, leaving $2,032,500 still owed to the Note Holders as of the date of this filing.

     The Company requires $1 to $3 million of financing to support strategic acquisitions and the current expansion plan for the next 18 to 24 months. This financing is in addition to $2.5 million already raised. We recently received an aggregate of $2.5 million of Convertible Note financing from five (5) unrelated parties. In connection with the Convertible Note financing, we issued Class A Warrants to purchase 250,000 shares of our Common Stock at an exercise price of $9.60 per share and Class B Warrants to purchase 500,000 shares of our Common Stock at an exercise price of $5.00 per share. At this time, no financing has been secured or identified. Our growth and continued operations could be impaired by limitations on our access to the capital markets. Without additional financing, we can continue our operations.
However, if we are unable to obtain additional financing upon terms that management deems sufficiently favorable, or at all, it would have a material adverse impact upon our ability to pursue our expansion strategy. There can be no assurance that capital from outside sources will be available, or if such financing is available, it may involve issuing securities senior to our Common Stock or equity financings which are dilutive to holders of our Common Stock. In addition, in the event we do not raise additional capital from conventional sources, it is likely that our growth will be restricted and we may need to scale back or curtail implementing our business plan.

     While the Company is not currently a party to any agreements with respect to any acquisitions, it is possible that an agreement in principle or a definitive agreement as to one or more acquisitions will be executed prior to the completion of the current capital raising efforts. The capital requirements as stated will be sufficient to complete the Company's initial acquisition and expansion phase over the next 18 to 24 months. The Company may require additional investment capital in the future to support additional strategic acquisitions and further expansion initiatives.

CRITICAL  ACCOUNTING  POLICIES

     Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

     Internal Control - Cash Disbursements and Related Accounts. In August 2004, we adopted an internal control over our cash disbursements and related accounts to safeguard our cash so that cash is protected against material loss, that cash is not used for improper purposes, and that potential losses of cash are detected and reported for regulatory purposes on a timely basis. The general affect of our internal control over cash disbursements and related account is to separate the responsibilities regarding our transactions in cash.

                             DESCRIPTION OF PROPERTY
                             -----------------------

     The Company's corporate headquarters are located in Chicago, Illinois. In July 2004, the Company entered into an eight-year lease of approximately 4,600 square feet of office space for its corporate headquarters. The Company's current lease commitment is $9,590 per month.

     In August 2003, the Company opened an office in New York City. The Company leases this office space from Thom Filicia, Inc. pursuant to a five year sublease. The Company's current lease commitment is $1,250 per month plus the obligation to pay utilities.

     The Company also has offices in Los Angeles, California. On January 15, 2004, the Company entered into a four-year and seven-month lease for this office space from Gilmore North Market, LLC. The Company's current lease commitment is $1700 per month plus the obligation to pay utilities.

                  CERTAIN RELATIONSHIPSAND RELATED TRANSACTIONS
                  ---------------------------------------------

ADVANCES

     From April 2004 through July 2004, the Company advanced to Frank Goldstin, the Company's Chief Executive Officer, $32,739, which amount Mr. Goldstin has since repaid. The advances were unsecured, and bore no interest.

     On March 11, 2004, the Company's Board of Directors approved a resolution to cancel 22,969 shares of the Company's common stock held by Frank Goldstin in consideration for the repayment of advances by the Company in the amount of $367,500 based on a conversion of approximately $16.00 per share. The Company cancelled the shares with its transfer agent in May, 2004. The Company has since cancelled the shares on its financial books and records.

EMPLOYMENT  AND  CONSULTING  AGREEMENTS

     Effective August 1, 2004, the Company entered into an employment agreement with Frank Goldstin, a consulting agreement with Joseph Wagner and an employment agreement with Jean Wilson, as set forth in more detail under the section entitled "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSON", above. Mr. Goldstin will receive $360,000 per year as compensation for his services as the Company's Chief Executive Officer and as a director of the Company. Mr. Wagner will receive $200,000 per year as compensation for his services as the Company's Chief Operating Officer, President and Secretary. In August 2004, Mr. Wagner received as additional compensation 225,000 restricted shares of the Company's Common Stock subject to a risk of forfeiture. On December 31, 2004, 75,000 shares became fully vested. The risk of forfeiture covering the remaining 150,000 shares will cease to exist with respect to certain amounts of the restricted shares over a two-year period. Mr. Wagner is also a director of the Company. Mr. Wagner may engage in business activities or interests outside of the Company which are not adverse or competitive to the Company. Beginning August 1, 2004, Ms. Wilson will receive compensation at a rate of $105,000 per year for her services as the Company's Vice President of Operations and
Treasurer and as a director of the Company. Ms. Wilson will receive compensation of $125,000 per year beginning on January 1, 2005. In August 2004, Ms. Wilson received as additional consideration 70,000 restricted shares of the Company's Common Stock subject to a risk of forfeiture. On December 31, 2004, 25,000 shares became fully vested. The risk of forfeiture covering the remaining 45,000 shares will cease to exist with respect to certain amounts of the restricted shares over a two-year period.

SERIES  A  PREFERRED  STOCK
---------------------------

     The Company designated three (3) shares of Preferred Stock, $.001 par value per share on December 28, 2004 (the "Series A Preferred Stock"). The Series A Preferred Stock has no dividend rights, no liquidation preference, and no conversion or redemption rights. However, the three (3) shares of Series A Preferred Stock have the right, voting in aggregate, to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote. For example, if there are 10,000,000 shares of the Company's common stock issued and outstanding at the time of a shareholder vote, the holders of Series A Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400,000 shares, out of a total number of 20,400,000 shares voting. Additionally, the Company shall not adopt any amendments to the Company's Bylaws, Articles of Incorporation, as amended, make any changes to the Certificate of Designations establishing the Series A Preferred Stock, or effect any reclassification of the Series A
Preferred Stock, without the affirmative vote of at least 66-2/3% of the outstanding shares of Series A Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series A Preferred Stock, make technical, corrective, administrative or similar changes to such Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A Preferred Stock. Frank Goldstin, Joseph Wagner and Jean Wilson, who each serve as executive officers of the Company, were each issued one (1) share of Series A Preferred Stock.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

     "Bid" and "asked" offers for the common stock are listed on the NASDAQ OTC-Bulletin Board published by the National Quotation Bureau, Inc. The Company's common stock began regular trading during the third quarter of the fiscal year ended December 31, 2003. The trading symbol for the common stock was "SYSC", was changed to "EXAG" in connection with the Company's name change on December 11, 2003, and was later changed to "XAIN" in connection with the Company's name change on December 9, 2004.

     The following table sets forth the high and low bid prices for the Company's common stock for the periods indicated as reported by the NASDAQ OTC-Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                                 BID PRICES(1)
QUARTER  ENDED               HIGH             LOW
--------------               ----             ---
December 31, 2004 (1)        2.30            $1.90
September 30, 2004           0.15            $0.15
June 30, 2004                0.43            $0.40
March 31, 2004 (2)           1.38            $1.25
December 31, 2003            0.05            $0.05
September 30, 2003           0.05            $0.05


(1) The Company affected a 1 for 20 reverse stock split effective December 9, 2004, and the bid prices for the quarter ended December 31, 2004, reflect this stock split.
(2) The Company affected a 13 to 1 forward stock split effective February 2, 2004, and the bid prices for the quarters ended March 31, 2004 to December 31, 2004 reflect this stock split..

     There were 38 holders of record of the common stock as of February 4, 2005. The Company has never paid a cash dividend on its common stock and does not anticipate the payment of a cash dividend in the foreseeable future. The Company intends to reinvest in its business operations any funds that could be used to pay a cash dividend. The Company's common stock is considered a "penny stock" as defined in the Commission's rules promulgated under the Exchange Act. In general, a security which is not quoted on NASDAQ or has a market price of less than $5.00 per share where the issuer does not have in excess of $2,000,000 in net tangible assets (none of which conditions the Company meets) is considered a penny stock. The Commission's rules regarding penny stocks impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally persons with net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Thus the Rules affect the ability of broker-dealers to sell the Company's shares should they wish to do so because of the adverse effect that the Rules have upon liquidity of penny stocks. Unless the transaction is exempt under the Rules, under the Securities Enforcement Remedies and Penny
Stock Reform Act of 1990, broker-dealers effecting customer transactions in penny stocks are required to provide their customers with (i) a risk disclosure document; (ii) disclosure of current bid and ask quotations if any; (iii) disclosure of the compensation of the broker-dealer and its sales personnel in the transaction; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account. As a result of the penny stock rules the market liquidity for the Company's securities may be severely adversely affected by limiting the ability of broker-dealers to sell the Company's securities and the ability of purchasers of the securities to resell them.

                             EXECUTIVE COMPENSATION
                             ----------------------


                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION
                                                                               Restricted               LTIP        All Other
Name & Principal                                    Bonus     Other Annual       Stock      Options    Payouts        Compen-
    Position              Year       Salary ($)      ($)      Compensation       Awards      SARs        ($)          sation
Frank Goldstin (1),     2004         $360,000
CEO and Director        2003         $200,000
                        2002         $ 40,000

Joseph Wagner,          2004         $200,000                                  75,000(2)
COO, President,
Secretary and Director

Jean Wilson             2004         $105,000                                  25,000(3)
VP Operations,
Treasurer and Director


* Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

(1) Frank Goldstin entered into a thirty-six (36) month employment agreement with the Company effective August 1, 2004, pursuant to which Mr. Goldstin will receive compensation of $360,000 per year.

(2) Joseph Wagner entered into a thirty-six (36) month consulting agreement with the Company effective August 1, 2004, pursuant to which Mr. Wagner will receive compensation of $200,000 per year. In August 2004, Mr. Wagner also received as additional consideration 225,000 restricted shares of the Company's Common Stock subject to a risk of forfeiture. On December 31, 2004, 75,000 shares became fully vested. The risk of forfeiture covering the remaining
150,000 shares will cease to exist with respect to certain amounts of the restricted shares over a two-year period. Mr. Wagner may engage in business activities or interests outside of the Company which are not adverse or competitive to the Company.

(3) Jean Wilson entered into a thirty-six (36) month employment agreement with the Company effective August 1, 2004, pursuant to which Ms. Wilson will receive compensation of $105,000 per year beginning on August 1, 2004, and $125,000 per year beginning January 1, 2005. In August 2004, Ms. Wilson also received as additional consideration 70,000 restricted shares of the Company's Common Stock subject to a risk of forfeiture. On December 31, 2004, 25,000 shares became fully vested. The risk of forfeiture covering the remaining
45,000 shares will cease to exist with respect to certain amounts of the restricted shares over a two-year period.


                              FINANCIAL STATEMENTS
                              --------------------

     The Financial Statements required by Item 310 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to XA, Inc. are filed as part of this Prospectus.

Pollard-Kelley  Auditing  Services,  Inc.
Auditing  Services
3250  West Market  St,
Suite  307,
Fairlawn,  OH  44333
330-864-2265


               Report of Independent Certified Public Accountants


Board  of  Directors
The  Experiential  Agency,  Inc.
and  Subsidiary

We have reviewed the accompanying consolidated balance sheets of The Experiential Agency, Inc. and Subsidiary as of September 30, 2004 and 2003 and the related consolidated statements of income, stockholders' equity, and cash flows for the three-month and six-month periods then ended. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board. A review of interim financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with the standards of the Public Company Accounting Oversight Board, the object of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles accepted in the United States of America.

Pollard-Kelley  Auditing  Services,  Inc.

Terance  L  Kelley
Certified  Public  Accountant
November  11,  2004
Fairlawn,  Ohio

                                       F1


THE  EXPERIENTIAL  AGENCY
CONSOLIDATED  BALANCE  SHEETS
September  30,  2004  and  2003

                                                     2004        2003
                                                 -----------  ----------
                     ASSETS
Current Assets
  Cash                                           $2,166,524   $ 211,226
  Accounts receivable                               891,892     324,262
  Inventories                                       286,452           -
  Prepaid expenses                                   42,370           -
  Officer's loans receivable                              -     297,978
                                                 -----------  ----------
       Total Current Assets                       3,387,238     833,466
Fixed Assets
  Equipment                                         119,792      74,936
  Furniture and fixtures                             45,605      48,978
  Leasehold improvements                             20,549           -
                                                 -----------  ----------
                                                    185,946     123,914
  Less accumulated depreciation                    (122,019)   (117,690)
                                                 -----------  ----------
                                                     63,927       6,224
Other Assets
  Discount on Convertible Notes Payable             362,773           -
  Prepaid employment bonus                           72,122           -
  Deposits                                           37,465           -
  Goodwill                                          349,120           -
                                                 -----------  ----------
                                                    821,480           -
                                                 -----------  ----------

                                                 $4,272,645   $ 839,690
                                                 ===========  ==========
  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable                               $   65,759   $ 157,803
  Accrued payroll                                    60,430      56,417
  Withheld and accrued taxes                        277,725      82,695
  Accrued interest                                   17,071           -
  Line of credit                                          -     200,000
  Current portion of long term debt                       -      86,433
                                                 -----------  ----------
       Total Current Liabilities                    420,985     583,348
Long-term Debt
  Note payable                                    2,232,500     228,396
Stockholders' Equity
  Common stock                                       65,971       1,000
  Additional paid in capital                      1,656,049           -
  Retained income                                   269,640      26,946
  Treasury stock                                   (372,500)          -
                                                 -----------  ----------
                                                  1,619,160      27,946
                                                 -----------  ----------
                                                 $4,272,645   $ 839,690
                                                 ===========  ==========
See accompanying notes to financial statements.


                                       F2


THE  EXPERIENTIAL  AGENCY
CONSOLIDATED  INCOME  STATEMENT
For the Quarters and Year to Date Ending September 30, 2004 and 2003

                                                 Quarter Ended    Year to   Quarter Ended   Year to
                                                 September 30,    Date      September 30,   Date
                                                      2004        2004         2003         2003
                                                  -----------  -----------  -----------  -----------
Revenues
  Sales                                           $1,954,415   $7,415,082   $1,562,950   $3,936,253

Cost of goods sold
  Direct production costs                            871,821    4,129,869      980,891    2,367,469
                                                  -----------  -----------  -----------  -----------

Gross profit                                       1,082,594    3,285,213      582,059    1,568,784

Administrative expense
  Administrative                                   1,027,692    2,754,604      593,037    1,415,428
                                                  -----------  -----------  -----------  -----------

Income from operations                                54,902      530,609      (10,978)     153,356

Other income and expenses
  Other income                                       (18,101)      43,866            6          297
  Other expenses                                       2,018       (7,450)     (17,060)     (22,105)
                                                  -----------  -----------  -----------  -----------
                                                     (16,083)      36,416      (17,054)     (21,808)
                                                  -----------  -----------  -----------  -----------
Income before taxes                                   38,819      567,025      (28,032)     131,548
                                                  -----------  -----------  -----------  -----------

Tax provisions
  Tax provisions                                     (11,989)     207,067            -            -
                                                  -----------  -----------  -----------  -----------

Net Income (Loss)                                 $   50,808   $  359,958   $  (28,032)  $  131,548
                                                  ===========  ===========  ===========  ===========

Earnings per Share
  - Basic and Diluted                             $        -   $     0.01

See accompanying notes to financial statements.


                                       F3


THE EXPERIENTIAL AGENCY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the Period Ended September 30, 2004

                                                             Additional                Stock
                                    Common Stock              Paid-in     Retained    Treasury   Subscription
                                      Shares      Amount      Capital      Deficit      Stock     Receivable      Total
                                    -----------  ---------  -----------  ----------  ----------  ------------  -----------
                                         1,000   $  1,000   $        -   $ (29,464)  $       -   $         -   $  (28,464)

Net loss                                     -          -            -     (75,138)          -             -      (75,138)
                                    -----------  ---------  -----------  ----------  ----------  ------------  -----------
                                         1,000      1,000            -    (104,602)          -             -     (103,602)
Merger with Synreal Services         2,200,000      2,200       62,800     (65,000)          -             -            -
   Exchange of private Company's
     stock -net                      1,768,231        769         (769)          -           -             -            -
   Recapitalization                          -    (65,000)      65,000           -           -             -

13:1 forward stock split            47,630,772     47,631      (47,631)          -           -             -            -
Sale of stock                        1,000,000      1,000      499,000           -           -      (250,000)     250,000
Net income                                   -          -            -      14,284           -             -       14,284
                                    -----------  ---------  -----------  ----------  ----------  ------------  -----------
                                    52,600,003     52,600      448,400     (90,318)          -      (250,000)     160,682
Correction of shares outstanding            13          -            -           -           -             -            -
Cancellation of Stock Subscription
  agreement                         (1,000,000)    (1,000)    (499,000)          -           -       250,000     (250,000)
Renegotiated Subscription
  agreement                            643,750        644      514,356           -           -             -      515,000
Shares issue for services            5,940,000      5,940            -           -           -             -        5,940
Sale of stock                          175,000        175      349,825           -           -             -      350,000
Additional paid in capital
   from Warrant sales                        -          -      121,000           -           -             -      121,000
Treasury stock acquired and
   shares cancelled                   (459,375)      (460)         460           -    (372,500)            -     (372,500)
Shares issued for acquisition          800,000        800      335,200           -           -             -      336,000
Shares issued for services           6,195,000      6,195      117,705           -           -             -      123,900
Shares issued upon conversion of
  Notes payable                      1,076,693      1,077      268,103           -           -             -      269,180
Net income                                   -          -            -     359,958           -             -      359,958
                                    -----------  ---------  -----------  ----------  ----------  ------------  -----------
                                    65,971,084   $ 65,971   $1,656,049   $ 269,640   $(372,500)  $         -   $1,619,160
                                    ===========  =========  ===========  ==========  ==========  ============  ===========

See accompanying notes to financial statements.


                                       F4


THE  EXPERIENTIAL  AGENCY
CONSOLIDATED  STATEMENT  OF  CASH  FLOWS
For the Quarters and Year to Date Ended September 30, 2004 and 2003

                                                  Quarter Ended   Year to   Quarter Ended   Year to
                                                   September 30,   Date     September 30,   Date
                                                      2004         2004         2003        2003
                                                   -----------  -----------  ---------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income for the quarter                       $   50,808   $  359,958   $(28,035)  $ 131,548
  Adjustments to reconcile net earnings to net
    cash provided (used) by operating activities:
      Depreciation                                      1,222        3,489        840       2,520
      Amortization of Discounts on Notes Payable       33,252       33,252          -           -
      Stock for services                                8,787       14,727          -           -
    Changes in Current assets and liabilities:
      (Increase) Decrease in Accounts receivable      397,677     (692,223)   (81,445)   (129,279)
      (Increase) in Inventories                      (240,522)    (240,522)         -           -
      (Increase) in Prepaid expenses                   (1,879)      (1,879)         -           -
      (Increase) Decrease in Officers loans            30,740      (53,371)    92,165      (5,250)
      Increase (Decrease) in Accounts payable        (287,943)     (35,619)    25,170     135,303
      Increase in Accrued payroll                     (18,287)      (7,816)    26,876      30,750
      Increase in Withheld and accrued taxes          (18,634)     208,583    (72,624)    (10,817)
      Increase in Accrued interest                     18,750       18,750          -           -
      (Decrease) in Unearned revenue                        -            -          -    (138,000)
                                                   -----------  -----------  ---------  ----------
      NET CASH PROVIDED (USED) BY
            OPERATING ACTIVITIES                      (26,029)    (392,671)   (37,053)     16,775

CASH FLOWS FROM INVESTING ACTIVITIES
       Purchase of Fixed assets                       (43,646)     (60,532)         -           -
       Increase in Deposits                             1,500      (37,465)     6,053           -
                                                   -----------  -----------  ---------  ----------
       NET CASH (USED) BY INVESTING
            ACTIVITIES                                (42,146)     (97,997)     6,053           -

CASH FLOWS FROM FINANCING ACTIVITIES
  Sale of common stock                                      -      615,000          -           -
  Sale of Warrants                                          -      121,000          -           -
  Increase in Discounts on Convertible Notes         (127,512)    (393,525)         -           -
  Increase in Line of credit                                -            -     50,000     150,000
  Payments on Line of credit                         (205,400)    (205,400)         -           -
  Increase in Long - term debt                      1,250,000    2,500,000          -           -
  Payments on Long - term debt                       (251,276)    (294,535)   (24,490)    (53,688)
                                                   -----------  -----------  ---------  ----------
      NET CASH USED BY
            FINANCING ACTIVITIES                      665,812    2,342,540     25,510      96,312
                                                   -----------  -----------  ---------  ----------

NET INCREASE (DECREASE) IN CASH                       597,637    1,851,872     (5,490)    113,087
CASH ACQUIRED IN ACQUISITION                            8,152        8,152          -
CASH AT BEGINNING OF PERIOD                         1,560,735      306,500    221,716     103,139
                                                   -----------  -----------  ---------  ----------
CASH AT END OF PERIOD                              $2,166,524   $2,166,524   $216,226   $ 216,226
                                                   ===========  ===========  =========  ==========

See accompanying notes to financial statements.


                                       F5

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2004

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
----------------------------------------------------------

HISTORY
-------

The Company was incorporated on August 29, 1991 as Goldstin/Mercola Productions, Inc. in Illinois. On January 4, 1993 the name was changed to G/M Productions,
Inc. On December 4, 2003 the Company entered into an exchange agreement with Synreal Services Corp a publicly traded Nevada corporation. The exchange agreement resulted in the exchange of 1,769,231 newly issued shares of Synreal common stock for all the outstanding shares of G/M Productions, Inc. In addition the shareholder of G/M Productions entered into a stock purchase agreement with the former officers and directors of Synreal whereby the shareholder acquired 1,000,000 shares of Synreal common stock. Synreal was a shell at the time of the acquisition and therefore the acquisition was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes. On December 9, 2003, the stockholders and directors of the Company passed two resolutions changing the Company's name to The Experiential Agency and authorizing a 13:1 forward stock split.

On February 24, 2004 the Company issued 1,150,000 shares of common stock to two entities as finder's fee in consideration for services provided to the Company in connection with the reverse merger. Also on that date the Company issued 4,790,000 shares to employees in consideration for services they have provided to the Company.

On March 11, 2004 the Company entered into a stock subscription agreement for the sale of 125,000 shares for $100,000.

On April 19, 2004 the Company entered into a stock subscription agreement for the sale of 50,000 shares for $50,000. Also on April 19, 2004, the Company converted $350,000 of Notes payable into 175,000 shares of common stock.

On June 29, 2004, the Company secured a $2,500,000 financing commitment from five unrelated entities for the purchase of convertible promissory notes, and the issuance of Class A Warrants and Class B Warrants to purchase shares of the Company's common stock. The Company received $1,250,000 for the purchase of convertible promissory notes. The notes will convert into 10,000,000 shares of common stock, at the rate of $0.25 per share. The Class A Warrants are for 5,000,000 shares of common stock at $0.48 per share. The Warrants must be exercised within four years. The Class B Warrants are for 10,000,000 shares of common stock, at the rate of $0.25 per share. The Warrants must be exercised by no later than 180 days after the effective date of a registration

                                       F6

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2004

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  CONTINUED
------------------------------------------------------------------------

statement covering the shares to be issued to the convertible promissory note holders. The Warrants issued were valued at $121,000.

On July 2, 2004, the Company issued 100,000 shares of common stock for one year of filing services. The shares were valued by the Company's Board of Directors at $2,000.

On August 2, 2004, the Company entered into an asset purchase agreement with a floral and event d'cor company. The Company purchased all the assets and assumed certain liabilities of the entity for 800,000 shares of the Company's common stock.

                                 Assets Acquired
          Cash                                         $8,152
          Accounts  receivable                         18,050
          Inventories                                  45,930
          Furniture                                     1,500
          Goodwill                                    349,120
                                                     --------
                    Total                            $422,752
                                                     ========

                               Liabilities Assumed
          Accounts  payable                           $67,132
          Accrued  payroll                             11,205
          Withheld  and  accrued  taxes                 3,015
          Line  of  credit                              5,400
                                                     --------
                    Total                             $86,752
                                                     ========

On August 9, 2004 the Company issued 125,000 shares of common stock as a finder fee for the convertible debt issued earlier in the year. The shares were valued by the Company's Board of Directors at $2,500. Also, on August 9, 2004, the Company issued 70,000 shares of common stock for investor relations. The shares were valued by the Company's Board of Directors at $1,400.

On August 13, 2004, the Company issued 5,900,000 shares of common stock as employment bonuses to two key officers. The employment agreements is for 36 months and the stock has forfeit rights if the employment should terminate before the end of the period. The shares were valued by the Company's Board of Directors at $118,000. This amount is being amortized on a straight line basis over the 36 month life of the employment agreements.

                                       F7

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2004

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  CONTINUED
------------------------------------------------------------------------

The consolidated financial statements include the accounts of The Experiential Agency, Nevada and G/M Productions, Inc., Illinois. All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company is a comprehensive event marketing, design and production firm with full service offices in Chicago, New York and Los Angeles.

CASH  AND  CASH  EQUIVALENTS
----------------------------

For purposes of the statement of cash flows, the Company considers all short-term debt securities to be cash equivalents.

Cash  paid  during  the  years  for:

                                       2004                      2003
                                              Year                     Year
                               Quarter      to  Date      Quarter     to  Date
     Interest                  $9,923       $19,391       $3,003      $9,004
     Income  taxes             $  -0-       $  -0-        $  -0-      $  -0-

PROPERTY  AND  EQUIPMENT
------------------------

Property and equipment are carried at cost. Maintenance, repairs and renewals are expensed as incurred. Depreciation of property and equipment is provided for on 200% declining balance basis over their estimated useful lives as follows:

     Equipment                                   5  years
     Furniture  and  fixtures                    5  years

INCOME  TAXES
-------------

Before December 4, 2003 the date of the share exchange with Synreal, the Company had elected to be taxed under the provisions of Sub-chapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal or state corporation taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on the Company's taxable income. There are no differences in accounting for tax and book. After December 4, 2003 the Company is taxed as a Sub-chapter C corporation under the Internal Revenue Code.

                                       F8

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2004

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  CONTINUED
------------------------------------------------------------------------

The  estimated  tax  provision  at September 30, 2004 consists of the following:

               Federal                    $190,000
               State                        17,067
                                            ------
                    Total                 $207,067
                                          ========

The tax provision fro the third quarter 2004 includes a $28,175 credit for a correction to the provision computation in a previous quarter in 2004.

USE  OF  ESTIMATES
------------------

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE  2  -  DISCOUNT  ON  CONVERTIBLE  NOTES  PAYABLE
-----------------------------------------------------

Discount on Convertible Notes Payable represents costs the Company incurred in connection with the convertible promissory notes. These costs will be amortized over the life of the notes (24 months) on a straight-line basis.

NOTE  3  -  NOTES  PAYABLE
--------------------------

On December 1, 2003 the Company renewed its Line of Credit agreement with a bank. The note for $200,000 is due on demand, and if no demand is made, the outstanding balance is due April 4, 2004. Interest varies at 0.5% over the Prime Rate as published in the Wall Street Journal. The rate at December 31, 2003 was 4.5%. The note was paid in full on August 5, 2004. The balance of this note at September 30, 2004 and 2003 was $0 and $200,000 respectively.

On May 1, 2002, the Company entered into a loan agreement with a local bank for $417,000. The initial interest rate on the loan was 5.25% that varies at 0.5% over the Wall Street Journal Prime Rate. The rate at December 31, 2003 was 4.5%. The loan calls for 60 monthly payments of $7,933 including interest. The loan is unsecured, however the bank has the right of offset in all the Company's accounts with the lender.

                                       F9

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2004

NOTE  3  -  NOTES  PAYABLE  -  CONTINUED
----------------------------------------

The note was paid in full on August 5, 2004. The balance of this note at September 30, 2004 and 2003 was $0 and $314,829 respectively.

On August 12, 2004, the Company entered into a Line of Credit agreement with a bank for $750,000. The note is due August 12, 2005. Interest varies at 0.25% over the Bank's prime rate. The Company's assets secure the note. The draws are based on a borrowing base formula at 75% of eligible accounts receivable less 90 days past due accounts. The agreement required the payment of a $5,000 commitment fee. The balance outstanding under this agreement at September 30, 2004 was $0.

On June 29, 2004, the Company entered into a Convertible Promissory Note agreement with 5 unrelated entities. The terms of the 5 notes are identical. The interest rate is 6%. The notes are convertible into the Company's common stock at a conversion rate of $0.25 per share. Conversion is at either the holder or Company's option. However, if the Company requests conversion it must convert with registered stock. The holder also received Class A and Class B Warrants (Note 4) and have agreed to purchase an additional $1,250,000 of convertible promissory notes within five days of the registration of the shares convertible under this agreement. On September 13, 2004 note holders with $267,500 in notes and $1,679 of accrued interest converted these notes into 1,076,693 shares of the Company's common stock in accordance with the note agreement. The balance due at September 30, 2004 was $2,232,500.

Total  Long-Term  debt  at  September  30,  is  as  follows:

                                       2004                       2003
     Long-term  debt               $2,232,500                   $314,829
     Less  Current  portion               -0-                   (83,652)
                                   ----------                   --------
     Long-term  debt               $2,232,500                   $228,396
                                   ==========                   ========

Maturities  on  long-term  debt  at  December  31,  2003  are  as  follows:

          Year  ending  December  31,
               2004                           $  -0-
               2005                              -0-
               2006                        2,232,500
               2007                              -0-
               2008                              -0-

                                      F10

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2004

NOTE  4  -  EQUITY
------------------

COMMON  STOCK
-------------

The Company had 100,000,000 and 1,000 common shares authorized and 65,971,084 and 1,000 shares issued and outstanding at June 30, 2004 and 2003 respectively. Par value per share was $.001 per share at June 30, 2004. The shares outstanding at June 30, 2003 were no par value.

STOCK  SUBSCRIPTION  RECEIVABLE
-------------------------------

The exchange agreement with Synreal called for two subscription agreements to be executed by two entities for the purchase of 1,000,000 shares of the Company's common stock for $500,000. This agreement was cancelled in February 2004 and renegotiated. The new agreement was for 643,750 shares at $515,000. All amounts due under the agreement have been received.

STOCK  WARRANTS
---------------

On June 29, 2004, the holders of the Convertible Promissory Notes received Class A Warrants and Class B Warrants.

Class A Warrants are to purchase 5,000,000 shares of the Company's common stock at an exercise price of $0.48 per share. The warrants may be exercised at any time before June 29, 2008.

Class B Warrants are to purchase 10,000,000 shares of the Company's common stock at an exercise price of $0.25 per share. They can be exercised up until 180 days after the effective date of a registration statement covering the shares of the Company's common stock convertible under the Convertible Promissory Note agreements.

TREASURY  STOCK
---------------

On March 11, 2004 the majority shareholder of the Company surrendered 459,375 shares of common stock in satisfaction of $372,500 of the officer's receivable. The earnings per share has been computed excluding these shares

                                      F11

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2004

NOTE  5  -  RELATED  PARTIES
----------------------------

The Company has from time to time made advances to its principal stockholder and Chief Executive Officer. The advances are unsecured, and bear no interest. The total outstanding under this informal arrangement was $0 and $297,978 at September 30, 2004 and 2003 respectively.

NOTE  6  -  COMMITMENTS
-----------------------

On February 1, 2001 the Company entered into a seven-year lease agreement for office space in Chicago. The lease terminates March 31, 2008. Lease payments are on a sliding scale as follows:

          Period                   Monthly  Rent
          Year  1                    $11,032
          Year  2                    $11,319
          Year  3                    $11,614
          Year  4                    $11,918
          Years 5 &6                 $12,231
          Year  7                    $12,886

The lease is secured by an irrevocable line of credit for $64,381, which expires March 31, 2004. The lease was terminated by the Company in July of 2004.

On August 20, 2003 the Company entered into a five-year lease agreement for shared office space in New York. The lease terminates August 1, 2008. The lease calls for monthly payments of $1,250 per month.

On March 31, 2003 the Company entered into an equipment lease with a finance company. The lease is for 36 months with monthly payments of $145.

On April 1, 2003 the Company entered into an equipment lease with a finance company. The lease is for 60 months with monthly payments of $1,383.

On September 18, 2003 the Company entered into an equipment lease with a finance company. The lease is for 36 months with monthly payments of $117.

On October 1, 2003 the Company entered into an equipment lease with a finance company. The lease is for 36 months with monthly payments of $83.

                                      F12

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2004

NOTE  5  -  COMMITMENTS  -  CONTINUED
-------------------------------------

On November 20, 2001 the Company entered into a vehicle lease with a finance company. The lease is for 39 months with monthly payments of $1,099.

On May 30, 2002 the Company entered into a vehicle lease with a finance company. The lease is for 36 months with monthly payments of $2,483.

On January 1, 2004 the Company entered into a sublease agreement for a portion of its space in Chicago. The sublease lasts for one year with monthly income of $1,250 a month.

On January 14, 2004 the Company entered into a vehicle lease with a finance company. The lease is for 24 months with monthly payments of $1,965.

On January 15, 2004 the Company entered into a four year and seven month shared office space agreement in Los Angeles. The lease begins May 1, 2004 and has an option for one 60-month extension. The Company's portion of the monthly rent is $1,700 per month.

On February 10, 2004 the Company entered into a vehicle lease with a finance company. The lease is for 36 months with a monthly payment of $1,956.

On June 30, 2004 the Company entered into an eight-year lease for office space in Chicago. The lease terminates June 30, 2012. Lease payments are on a sliding scale as follows:

          Period                   Monthly  Rent
          Year  1                    $ 9,590
          Year  2                    $10,069
          Year  3                    $10,549
          Year  4                    $11,028
          Year  5                    $11,508
          Year  6                    $11,987
          Year  7                    $12,466
          Year  8                    $12,946

Future  minimum  payments  due  under  these  lease  agreements  are as follows:
          2004                      $325,803
          2005                      $380,334
          2006                      $348,066
          2007                      $335,423
          2008                      $219,906

                                      F13

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 2004

NOTE  6  -  EMPLOYMENT  AGREEMENTS
----------------------------------

On August 1, 2004, the Company entered into employment agreements with its Chief Executive Officer, its Chief Operating Officer, President and Secretary, and its Vice President of Operations and Treasurer. The agreements cover a 36 month period, define annual compensation, paid days off, and severance pay. The agreements also require the Company to maintain $1,000,000 of Directors and Officers Liability insurance. In the case of two of the agreements it provides as additional consideration 5,900,000 shares of the Company's common stock. These shares are subject to the risk of forfeiture.

                                      F14

Pollard-Kelley Auditing Services, Inc.
Auditing Services
3250 West Market St, Suite 307, Fairlawn, OH 44333 330-864-2265


The  Experiential  Agency,  Inc.
and  Subsidiary

We have audited the Consolidated Balance Sheet of The Experiential Agency, Inc. and subsidiary, as of December 31, 2003 and 2002 the related Consolidated Income Statement, Consolidated Statement of Stockholders' Equity, and Consolidated Statement of Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. Audits include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Audits also include assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referenced above present fairly, in all material respects, the financial position of The Experiential Agency, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles accepted in the United States of America.

Terance  L.  Kelley
January  23,  2004
Fairlawn,  Ohio

                                      F15


THE EXPERIENTIAL AGENCY
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002

                                               2003        2002
                                            ----------  ----------
          ASSETS
Current Assets
     Cash                                  $ 306,500   $ 103,139
     Accounts receivable                     181,619     194,983
     Officer's loans receivable              319,129     292,728
                                            ----------  ----------
       Total Current Assets                  807,248     590,850

Fixed Assets
     Equipment                                74,936      74,936
     Furniture and fixtures                   48,978      48,978
                                            ----------  ----------
                                             123,914     123,914
     Less accumulated depreciation          (118,530)   (115,170)
                                            ----------  ----------
                                               5,384       8,744
                                            ----------  ----------

                                           $ 812,632   $ 599,594
                                            ==========  ==========

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
     Accounts payable                      $  34,246   $  22,500
     Accrued payroll                          57,041      25,667
     Accrued taxes                            66,127      93,512
     Unearned revenue                              -     138,000
     Line of credit                          200,000      50,000
     Current portion of long term debt        83,652      78,981
                                            ----------  ----------
       Total Current Liabilities             441,066     408,660

Long-term Debt
     Note payable                            210,884     294,536


Stockholders' Equity
     Common stock                             52,600       1,000
     Additional paid in capital              448,400           -
     Retained deficit                        (90,318)   (104,602)
     Stock  subscription receivable         (250,000)          -
                                            ----------  ----------
                                             160,682    (103,602)
                                            ----------  ----------

                                           $ 812,632   $ 599,594
                                            ==========  ==========


See accompanying notes to financial statements.

                                      F16


THE EXPERIENTIAL AGENCY
CONSOLIDATED INCOME STATEMENT
For the Years Ended December 31, 2003 and 2002

                                                2003          2002
                                            ------------  ------------
Revenues
     Sales                                  $ 5,468,895   $ 3,616,552

Cost of goods sold
     Direst production costs                  3,388,816     2,326,406
                                            ------------  ------------

Gross profit                                  2,080,079     1,290,146

Administrative expense                        2,024,362     1,365,429
                                            ------------  ------------

Income from operations                           55,717       (75,283)

Other income and expenses
    Interest income                                (750)       (1,561)
    Other expenses                               42,183         1,416
                                            ------------  ------------
                                                 41,433          (145)
                                            ------------  ------------

Net Income (Loss)                           $    14,284   $   (75,138)
                                            ============  ============

Earnings (loss) per share                   $         -   $         -

Average shares outstanding                   37,383,336    35,987,003

See accompanying notes to financial statements.

                                      F17


THE EXPERIENTIAL AGENCY
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the Years Ended December 31, 2003 and 2002

                                                           Additional                Stock
                                     Common Stock           Paid-in   Retained   Subscription
                                        Shares    Amount    Capital    Deficit     Receivable     Total
                                     ----------  -------  ---------  ----------  ------------  ----------
Balance January 1, 2002                  1,000  $ 1,000  $      -   $ (29,464)  $         -   $ (28,464)

     Net loss                                -        -         -     (75,138)            -     (75,138)
                                     ----------  -------  ---------  ----------  ------------  ----------

Balance December 31, 2002                1,000    1,000         -    (104,602)            -    (103,602)

     Merger with Synreal Services    2,200,000    2,200    62,800     (65,000)            -           -
     Exchange of private Company's
       stock -net                    1,768,231      769      (769)          -             -           -
     Recapitalization                                 -   (65,000)     65,000             -           -

     13:1 forward stock split       47,630,772   47,631   (47,631)          -             -           -
     Subscription of stock           1,000,000    1,000   499,000           -      (250,000)    250,000
     Net income                              -        -         -      14,284             -      14,284
                                     ----------  -------  ---------  ----------  ------------  ----------

Balance December 31, 2003           52,600,003  $52,600  $448,400   $ (90,318)  $  (250,000)  $ 160,682
                                     ==========  =======  =========  ==========  ============  ==========

See accompanying notes to financial statements.

                                      F18


THE EXPERIENTIAL AGENCY
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2003 and 2002

                                                        2003        2002
                                                     ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss) for the year                 $  14,284   $ (75,138)
     Adjustments to reconcile net earnings to net
      cash provided (used) by operating activities:
       Depreciation                                     3,360       5,355
     Changes in Current assets and liabilities:
       Decrease in Accounts receivable                 13,364     241,244
       (Increase) Decrease in Officers loans          (26,402)    112,787
       Increase (decrease) in Accounts payable         11,746     (39,500)
       Increase in Accrued payroll                     31,375       1,041
       (Decrease) increase in Accrued taxes           (27,385)     70,012
       (Decrease) in Unearned revenue                (138,000)   (254,000)
                                                     ----------  ----------

NET CASH PROVIDED (USED) BY
  OPERATING ACTIVITIES                               (117,658)     61,801

CASH FLOWS FROM INVESTING ACTIVITIES                       -           -

CASH FLOWS FROM FINANCING ACTIVITIES
     Sale of common stock                             250,000           -
     Increase in Line of credit                       250,000     535,000
     Payments on Line of credit                      (100,000)   (825,000)
     Increase in Long - term debt                           -     344,368
     Payments on Long - term debt                     (78,981)   (104,184)
                                                     ----------  ----------

       NET CASH USED BY
          FINANCING ACTIVITIES                        321,019     (49,816)
                                                     ----------  ----------

NET INCREASE (DECREASE) IN CASH                       203,361      11,985
CASH AT BEGINNING OF YEAR                             103,139      91,154
                                                     ----------  ----------
CASH AT END OF YEAR                                 $ 306,500   $ 103,139
                                                     ==========  ==========

See accompanying notes to financial statements.

                                      F19

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2003

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
----------------------------------------------------------

HISTORY
-------

The Company was incorporated on August 29, 1991 as Goldstin/Mercola Productions, Inc. in Illinois. On January 4, 1993 the name was changed to G/M Productions,
Inc. On December 4, 2003 the Company entered into an exchange agreement with Synreal Services Corp a publicly traded Nevada corporation. The exchange agreement resulted in the exchange of 1,769,231 newly is issued shares of Synreal common stock for all the outstanding shares of G/M Productions, Inc. In addition the shareholder of G/M Productions entered into a stock purchase agreement with the former officers and directors of Synreal whereby the shareholder acquired 1,000,000 shares of Synreal common stock. Synreal was a shell at the time of the acquisition and therefore the acquisition was treated as a reverse merger whereby the acquired company is treated as the acquiring company for accounting purposes. On December 9, 2003, the stockholders and directors of the Company passed two resolutions changing the Company's name to The Experiential Agency and authorizing a 13:1 forward stock split.

The consolidated financial statements include the accounts of The Experiential Agency, Nevada and G/M Productions, Inc., Illinois. All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company is a comprehensive event marketing, design and production firm with full service offices in Chicago, New York and Los Angles.

CASH  AND  CASH  EQUIVALENTS
----------------------------

For purposes of the statement of cash flows, the Company considers all short-term debt securities to be cash equivalents.

Cash  paid  during  the  years  for:
                              2003               2002
     Interest               $41,467            $33,726
     Income  taxes          $   -0-           $    -0-

                                      F20

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2003

NOTE  1  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  -  CONTINUED
------------------------------------------------------------------------

PROPERTY  AND  EQUIPMENT
------------------------

Property and equipment are carried at cost. Maintenance, repairs and renewals are expenses as incurred. Depreciation of property and equipment is provided for on 200% declining balance basis over their estimated useful lives as follows:

     Equipment                         5  years
     Furniture  and  fixtures          5  years

INCOME  TAXES
-------------

Before December 4, 2003 the date of the share exchange with Synreal the Company had elected to be taxed under the provisions of Sub-chapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal or state corporation taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on the Company's taxable income. There are no differences in accounting for tax and book. After December 4, 2003 the Company is taxed as a Sub-chapter C corporation under the Internal Revenue Code. The stub period from December 4, 2003 through December 31, 2003 posted a small loss and therefore there is no tax provision at December 31, 2003.

USE  OF  ESTIMATES
------------------

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE  2  -  NOTES  PAYABLE
--------------------------

On December 1, 2003 the Company renewed its Line of Credit agreement with a bank. The note is for $200,000, is due on demand, and if no demand is made the outstanding balance is due April 4, 2004. Interest varies at 0.5% over the Prime Rate as published in the Wall Street Journal. The rate at December 31, 2003 was 4.5% and the balance outstanding was $200,000. The loan is secured by the Company's principal executive as well as the Company's receivables. In addition, the bank has the right of offset in all of the Company's accounts with the lender.

                                      F21

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2003

NOTE  2  -  NOTES  PAYABLE  -  CONTINUED
----------------------------------------

On May 1, 2002, the Company entered into a loan agreement with a local bank for $417,000. The initial interest rate on the loan was 5.25% that varies at 0.5% over the Wall Street Journal Prime Rate. The rate at December 31, 2003 was 4.5%. The loan calls for 60 monthly payments of $7,933 including interest. The loan is secured by the Company's principal executive as well as the Company's receivables. In addition, the bank has the right of offset in all of the Company's accounts with the lender. The balance due at December 31, 2003 was $294,536.

Total  Long-Term  debt  at  December  31  is  as  follows:

                                  2003               2002
     Long-term  debt            $294,536           $373,517
     Less  Current  portion      (83,652)           (78,981)
                                 -------            -------
     Long-term  debt            $210,884           $294,536
                                 ========           =======

Maturities  on  long-term  debt  at  December  31,  2003  are  as  follows:

          Year  ending  December  31,

                             2004                $83,652
                             2005                 87,495
                             2006                 91,514
                             2007                 31,875
                             2008                    -0-

NOTE  3  -  EQUITY
------------------

COMMON  STOCK
-------------

The Company had 100,000,000 and 1,000 common shares authorized and 52,600,003 and 1,000 shares issued and outstanding at December 31, 2003 and 2002 respectively. The December 31, 2003 shares outstanding reflects a forward stock split of 13:1 authorized by the stockholders and directors in their meeting on December 9, 2003. Par value per share was $.001 per share at December 31, 2003. The shares outstanding at December 31, 2002 were no par value.

The earnings per share computations for both years reflect the 13:1 forward stock split.

                                      F22

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2003

NOTE  3  -  EQUITY  -  CONTINUED
--------------------------------

STOCK  SUBSCRIPTION  RECEIVABLE
-------------------------------

The exchange agreement with Synreal called for two subscription agreements to be executed by two entities for the purchase of 1,000,000 shares of the Company's common stock for $500,000. $250,000 was paid with the subscription agreements and the balance due in 35 days. The shares subscribed to are to be post-forward split shares. At December 31, 2003 $250,000 was outstanding under this subscription agreement.

NOTE  4  -  RELATED  PARTIES
----------------------------

The Company has from time to time made advances to its principal stockholder and Chief Executive Officer. The advances are unsecured, and bear no interest. The total outstanding under this informal arrangement was $319,129 and 292,728 at December 31, 2003 and 2002 respectively.

NOTE  5  -  COMMITMENTS
-----------------------

On February 1, 2001 the Company entered into a seven-year lease agreement for office space in Chicago. The lease terminates March 31, 2008. Lease payments are on a sliding scale as follows:

          Period                  Monthly  Rent
          Year  1                    $11,032
          Year  2                    $11,319
          Year  3                    $11,614
          Year  4                    $11,918
          Years 5 & 6                $12,231
          Year  7                    $12,886

The lease is secured by an irrevocable line of credit for $64,381, which expires March 31, 2004.

On August 20, 2003 the Company entered into a five-year lease agreement for shared office space in New York. The lease terminates August 1, 2008. The lease calls for monthly payments of $1,250 per month.

                                      F23

                     THE EXPERIENTIAL AGENCY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2003

NOTE  5  -  COMMITMENTS  -  CONTINUED
-------------------------------------

On March 31, 2003 the Company entered into an equipment lease with a finance company. The lease is for 36 months with monthly payments of $145.

On April 1, 2003 the Company entered into an equipment lease with a finance company. The lease is for 60 months with monthly payments of $1,383.

On September 18, 2003 the Company entered into an equipment lease with a finance company. The lease is for 36 months with monthly payments of $117.

On October 1, 2003 the Company entered into an equipment lease with a finance company. The lease is for 36 months with monthly payments of $83.

On November 20, 2001 the Company entered into a vehicle lease with a finance company. The lease is for 39 months with monthly payments of $1,099.

On March 2, 2002 the Company entered into a vehicle lease with a finance company. The lease is for 24 months with monthly payments of $1,994.

On May 30, 2002 the Company entered into a vehicle lease with a finance company. The lease is for 36 months with monthly payments of $2,483.

Future  minimum  payments  due  under  these  lease  agreements  are as follows:

                          2004                 $224,520
                          2005                 $195,881
                          2006                 $180,489
                          2007                 $183,608
                          2008                 $ 65,993

                                      F24

     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
     -------------------------------------------------------------------------
                                   DISCLOSURE
                                   ----------

     Effective December 15, 2003, the client-auditor relationship between the Company and Clyde Bailey, P.C. an independent chartered accountant ("Bailey") ceased as the former accountant was dismissed. On that date, the Company engaged Pollard-Kelley Auditing Services, Inc., ("Kelley") as its principal independent public accountant. Bailey had served as the Company's auditor since inception on August 28, 2000.

     Kelley succeeded Bailey. Bailey audited the balance sheet of the Company as of December 31, 2001 and December 31, 2002 and the related statement of operations, statement of stockholders' equity, and the statement of cash flows from August 28, 2000 (Inception) to December 31, 2002 and for the years ended December 31, 2001 and December 31, 2002. Bailey's report on the financial statements of the Company for the fiscal years ended December 31, 2001 and December 31, 2002 and any later interim period up to and including the date the relationship with Bailey ceased did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     In connection with the audit of the Company's two most recent fiscal years ending December 31, 2002 and any later interim period, including the interim period up to and including the date the relationship with Bailey ceased, there had been no disagreements with Bailey on any matters of accounting principles or practices, financial statement disclosure of auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Bailey would have caused Bailey to make reference to the subject matter of the disagreement(s) in connection with its report on the Company's financial statements. Since the Company's incorporation on August 28, 2000, there have been no disagreements or other events as described in Item 304(a)(1)(iv) of Regulation S-B.

     The Company authorized Bailey to respond fully to any inquiries of any new auditors hired by the Company relating to their engagement as the Company's independent accountant. The Company requested that Bailey review the disclosure and Bailey was given an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views, or the respect in which it did not agree with the statements made by the Company in the report on Form 8-K filed on December 15, 2003. Such letter was filed as an exhibit to such Form 8-K.

     The Company had not previously consulted with Kelley regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) any matter that was either the subject matter of a disagreement (as described in Item 304(a)(1)(iv) of Regulation S-B) between the Company and Bailey, the Company's previous independent accountant, as there were no such disagreements or an other event (as described in Item 304(a)(1)(iv) of Regulation S-B) from the Company's incorporation on August 28, 2000 through December 31, 2002 and any later interim period, including the interim period up to and including the date the relationship with Bailey ceased. Neither had the Company received any written or oral advice concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue. Kelley reviewed the disclosure required by Item 304(a) before it was filed with the Commission and was provided an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views, or the respects in which it did not agree with the statements made by the Company in response to Item 304(a). Kelley did not furnish a letter to the Commission.

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